UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
FORM 11-K
(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2013
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Commission file number 000-12477
AMGEN RETIREMENT AND SAVINGS PLAN
(Full title of the plan)
AMGEN INC.
(Name of issuer of the securities held)

One Amgen Center Drive,	91320-1799
Thousand Oaks, California	(Zip Code)
(Address of principal executive offices)

Amgen Retirement and Savings Plan
Audited Financial Statements
and Supplemental Schedules

Years Ended December 31, 2013 and 2012

Report of Independent Registered Public Accounting Firm
Amgen Inc., as Named Fiduciary, and the Plan Participants of the
Amgen Retirement and Savings Plan
We have audited the accompanying statements of net assets available for benefits of the Amgen Retirement and Savings Plan (the Plan) as of December 31, 2013 and 2012, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2013 and 2012, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.
Our audits were conducted for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets (held at end of year) and loans or fixed income obligations in default or classified as uncollectible as of December 31, 2013, and assets (acquired and disposed of within year) for the year then ended, are presented for purposes of additional analysis and are not a required part of the financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. Such information has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.
/s/ ERNST & YOUNG LLP
Los Angeles, California
June 11, 2014

Amgen Retirement and Savings Plan
Statements of Net Assets Available for Benefits

	December 31
	2013	2012
Assets
Investments at fair value	$3,884,239,811	$3,093,390,877
Notes receivable from participants	43,082,571	42,523,718
Other, including due from broker	6,416,714	1,071,309
Total assets	3,933,739,096	3,136,985,904
Liabilities
Other, including due to broker	5,217,083	2,490,209
Total liabilities	5,217,083	2,490,209
Net assets reflecting investments at fair value	3,928,522,013	3,134,495,695
Adjustment from fair value to contract value for interests in fully benefit-responsive investment contracts	(1,891,753)	(9,277,446)
Net assets available for benefits	$3,926,630,260	$3,125,218,249
See accompanying notes.

Amgen Retirement and Savings Plan
Statements of Changes in Net Assets Available for Benefits

	Year Ended December 31
	2013	2012
Additions to (deductions from) net assets:
Employer contributions	$159,024,379	$155,218,207
Participant contributions	138,170,411	131,980,807
Rollover contributions	14,298,798	11,686,616
Interest and dividend income	40,042,545	40,671,569
Net realized/unrealized gains	680,294,916	381,079,241
Interest income on notes receivable from participants	1,780,035	1,830,249
Benefits paid	(223,992,574)	(200,062,951)
Investment and administrative fees	(8,206,499)	(6,501,149)
Net increase	801,412,011	515,902,589
Net assets available for benefits at beginning of year	3,125,218,249	2,609,315,660
Net assets available for benefits at end of year	$3,926,630,260	$3,125,218,249
See accompanying notes.

Amgen Retirement and Savings Plan
Notes to Financial Statements
December 31, 2013
1. Description of the Plan
The following description of the Amgen Retirement and Savings Plan (the Plan) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.
General
The Plan was established effective April 1, 1985 and was most recently amended and restated effective January 1, 2012 and subsequently amended, with the most recent amendment adopted on October 18, 2013. The Plan is a defined contribution plan covering substantially all domestic employees of Amgen Inc. (the Company or Amgen) and participating subsidiaries. The Plan, as amended, is intended to qualify under sections 401(a) and 401(k) of the Internal Revenue Code of 1986 (the Code) (see Note 5, Income Tax Status) and section 407(d)(3)(A) of the Employee Retirement Income Security Act of 1974 (ERISA).
Contributions
Subject to certain limitations (as defined in the Plan), participants may elect to contribute up to 30% of their eligible compensation in pre-tax contributions, Roth contributions (in accordance with the Code), after-tax contributions or a combination of these types of contributions. A participant’s combined pre-tax contributions and Roth contributions (exclusive of catch-up contributions discussed below) are subject to Internal Revenue Service (IRS) and Plan limits and could not exceed a maximum of $17,500 in 2013 and $17,000 in 2012. Participant after-tax contributions are subject to IRS and Plan limitations and could not exceed a maximum of $8,000 in 2013 and 2012. Unless an employee has voluntarily enrolled in the Plan or has declined to participate in the Plan within the first 30 days of employment, all newly eligible participants are automatically enrolled in the Plan and contributions equal to 5% of their eligible compensation are withheld and contributed to the Plan as pre-tax contributions; such contributions are automatically increased by 1% per year until their contributions reach 10% of their eligible compensation. Participants may elect to adjust, cease or resume their contributions at any time.
Participants who are at least age 50 by the close of the Plan year may also elect to make certain additional contributions, referred to as catch-up contributions, that are subject to IRS and Plan limitations and could not exceed $5,500 in 2013 and 2012. Catch-up contributions may be made as pre-tax contributions, Roth contributions or a combination of these types of contributions. Participants may also contribute pre-tax, Roth and after-tax amounts representing distributions from certain other retirement plans qualified in the United States or certain individual retirement accounts (IRAs), referred to as rollover contributions (as defined in the Plan).

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

1. Description of the Plan (continued)
Contributions (continued)
Each pay period, the Company makes a non-elective contribution for all eligible participants, whether or not they have elected to make contributions to the Plan, equal to 5% of each participant’s eligible compensation (Core Contributions). In addition, the Company makes a contribution equal to amounts contributed by the participant as pre-tax contributions or Roth contributions, including such contributions designated as catch-up contributions, of up to 5% of eligible compensation (Matching Contributions).
Also, the Company can, in its discretion, make a special non-elective contribution on behalf of a participant who is in his or her initial year of employment with the Company and who could not make the maximum participant contribution permitted under the Plan because in the same Plan year he or she previously made pre-tax salary deferrals under a prior unrelated employer’s qualified plan.
Participants select the investments in which their contributions, including their Core Contributions and Matching Contributions (collectively, Company Contributions), are to be invested, electing among various alternatives, including Amgen Inc. common stock (Amgen stock). Participants may direct a maximum of 20% of contributions to be invested in Amgen stock. In addition, participants may transfer amounts among the investment options at any time, subject to certain limitations. Notwithstanding the foregoing, if 20% or more of the value of a participant’s Plan account is invested in Amgen stock, no transfers from other investment options can be made to invest in Amgen stock.
The accounts of participants who had never made an investment election are allocated to investments under a qualified default investment alternative which is intended to be compliant with ERISA regulations. At any time participants may elect to alter the investments in their accounts made under a qualified default investment alternative.
Vesting
Participants are immediately vested with respect to their contributions, Company Contributions, and earnings and losses (hereafter referred to as “earnings”) thereon.
Participant Accounts
Each participant’s account is credited with: (a) the participant’s contributions, (b) an allocation of Company Contributions and (c) earnings. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

1. Description of the Plan (continued)
Plan Investments
Participants can invest in any of 16 different asset classes (14 asset classes prior to July 1, 2013) as well as Amgen stock or may actively manage their account under a self-directed brokerage arrangement in which a wider array of investment options are available. The value of an investment in an asset class is determined by its underlying investment vehicles which may include one or more of the following: mutual funds, collective trust funds and portfolios which are separately managed exclusively for the benefit of Plan participants and their beneficiaries (separately managed portfolios). The separately managed portfolios invest in various types of assets, including publicly traded common and preferred stocks, fixed income securities, collective trust funds and investment contracts. The asset classes are designed to provide participants with choices among a variety of investment objectives.
Payments of Benefits
Subject to Plan limitations, upon termination of employment, including termination due to disability (as defined in the Plan) or retirement, participants may elect to receive an amount equal to the value of their account balance in (a) a single payment in cash, (b) a single distribution in full shares of Amgen stock (with any fractional shares paid in cash), (c) a single distribution paid in a combination of cash and full shares of Amgen stock, (d) cash installments, or (e) a rollover distribution to an eligible retirement plan. If a participant dies before receiving the value of his or her account balance, the participant’s beneficiary may elect to receive the distribution of remaining funds from among the alternatives described above, subject to certain Plan limitations.

Subsequent to termination of employment, participants may also elect to maintain their vested account balance in the Plan, provided that their account balance is greater than $1,000.
Certain restrictions apply to withdrawals from the Plan while a participant continues to be employed by the Company.
Amgen Stock Dividends
Participants that invest in Amgen stock may elect to receive distributions of cash with respect to dividends the Company pays on Amgen stock or reinvest such dividends to acquire additional shares of Amgen stock.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

1. Description of the Plan (continued)
Notes Receivable from Participants
Subject to certain restrictions, a participant can have up to two loans outstanding at any one time from his or her Plan account with a combined maximum loan amount which may not exceed the lesser of (a) 50% of the participant’s account balance (exclusive of amounts related to Roth contributions and earnings thereon) or (b) $50,000 less certain adjustments, as applicable (as defined in the Plan). A participant’s loan is secured by his or her Plan account balance. Loans made prior to July 1, 2003 bear interest at fixed rates based on the average borrowing rates of certain major banks. Loans made on or after July 1, 2003 bear interest at fixed rates which, until changed by the Company, are based on the prime rate plus one percentage point as published in The Wall Street Journal determined as of the last day of the calendar quarter preceding origination or such other rate as may be required by law. Loans are generally payable in installments over periods of up to five years, unless the loan is used to acquire a principal residence for which the term of the loan may be up to 20 years. Principal and interest payments are allocated to the participant’s account.
Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to terminate the Plan subject to the provisions of ERISA. Upon termination, participants would receive distributions of their account balances.
Trustees
Bank of America, N.A. and The Northern Trust Company are the Plan’s co-trustees.

2. Summary of Significant Accounting Policies
Basis of Accounting
The accompanying financial statements are prepared on the accrual basis of accounting.
Fair Value Measurement
The investments of the Plan are reported at fair value. Fair value is generally defined as the price that would be received to sell an asset or paid to transfer a liability (the exit price) in an orderly transaction between market participants at the measurement date (see Note 3, Fair Value Measurements).

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)
Investment Income and Losses
Dividend income is recognized on the ex-dividend date and interest income is recorded on an accrual basis. Unrealized gains and losses on investments are measured by the change in the difference between the fair value and cost of the securities held at the beginning of the year (or date purchased if acquired during the Plan year) and the end of the year. Realized gains and losses from security transactions are recorded based on the weighted-average cost of securities sold.
Fully Benefit-Responsive Investment Contracts
The Plan holds units of collective trust funds that have investments in fully benefit-responsive investment contracts. In addition, the Plan directly invests in such contracts in the form of security-backed contracts, discussed below. Such contracts held directly or indirectly by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate qualified transactions related to these investments. The Statements of Net Assets Available for Benefits present these contracts at fair value with an adjustment to contract value. The Statements of Changes in Net Assets Available for Benefits are prepared on a contract value basis.
As of December 31, 2013 and 2012, the Plan had three security-backed contracts which are fully benefit-responsive investment contracts, including wrapper contracts and an insurance separate account contract. These contracts are backed by the Plan’s ownership interests in collective trust funds that invest in fixed income securities and the separate accounts of the insurance company that issued the contract which are comprised of fixed income securities. As of December 31, 2013, the issuers of the security-backed contracts all had minimum credit ratings of A- or equivalent by Standard & Poor’s, Moody’s Investor Services, Inc. and A.M. Best Company. The issuers of the Plan’s security-backed contracts credit the Plan with stated rates of interest, and the issuers guarantee that all qualified participant withdrawals related to the contracts will be at contract value, except as discussed below. The crediting rates provide for realized and unrealized gains and losses on the underlying assets to be amortized over the expected duration of the underlying investments through adjustments to the future interest crediting rates rather than being reflected immediately in the net assets of the Plan. The interest crediting rates of the security-backed contracts are primarily based on the current yield to maturity of the underlying investments plus or minus amortization of the difference between the contract value and fair value of the underlying investments over the duration of such investments. Accordingly, future crediting rates are impacted by changes in the yield to maturity of underlying investments, the duration of the assets underlying the contract and the difference between the contract value and fair value of the underlying investments. The crediting rates are reset quarterly and are reduced by fees paid to the contract issuers. In no event are the crediting rates less than 0%.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)
Fully Benefit-Responsive Investment Contracts (continued)
To the extent that the underlying investments of security-backed contracts have unrealized and/or realized losses, a positive adjustment is made to the adjustment from fair value to contract value in the Statements of Net Assets Available for Benefits. As a result, the future crediting rate may be lower over time than the then-current market rates. Conversely, if the underlying investments generate unrealized and/or realized gains, a negative adjustment is made to the adjustment from fair value to contract value, and the future crediting rate may be higher over time than the then-current market rates.
The security-backed contracts provide for withdrawals at other than contract value associated with certain events which are not in the ordinary course of Plan operations. These withdrawals are made at contract value modified by a market value adjustment as defined in the contract. Circumstances which may trigger a market value adjustment are generally defined as any event which, in the reasonable determination of the issuer, has or will have a material adverse effect on the issuer’s interest under the contract. Such events may include, but are not limited to: (i) material amendments to the Plan’s structure or administration; (ii) changes in or the creation of competing investment options; (iii) complete or partial termination of the Plan; (iv) removal of a specifically identifiable group of employees from coverage under the Plan; (v) a change in law, regulation, ruling, administrative position, or accounting standard applicable to the Plan; or (vi) communication to Plan participants designed to influence a participant not to invest in the asset class that contains these contracts. The Company does not believe that the occurrence of any such event, which would limit the Plan’s ability to transact at contract value with participants, is probable.
These security-backed contracts are evergreen contracts with no maturity dates but do contain termination provisions. The issuer is obligated to pay the excess contract value when the fair value of the underlying investments equals zero. In addition, if the Plan defaults in its obligations under the security-backed contract and such default is not corrected within the time permitted by the contract, then the contract may be terminated by the issuer and the Plan will receive the fair value of the underlying investments as of the date of termination.
The yields earned by the Plan as of December 31, 2013 and 2012 were 1.5% and 1.0%, respectively, which represents the annualized earnings of all security-backed contracts divided by the fair value of all security-backed contracts in the Plan as of December 31, 2013 and 2012, respectively. The yields earned by the Plan with an adjustment to reflect the actual interest rates credited to participants were 1.5% and 2.4% as of December 31, 2013 and 2012, respectively, which represents the annualized earnings credited to participants divided by the fair value of all security-backed contracts as of December 31, 2013 and 2012, respectively.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)
Notes Receivable from Participants
Notes receivable from participants are carried at their unpaid balance plus accrued but unpaid interest, as applicable.
Due from/to Brokers
Purchases and sales of investments are recorded on a trade-date basis. Amounts due from brokers and due to brokers arise from unsettled sale and purchase transactions as of December 31, 2013 and 2012.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

3. Fair Value Measurements
The Plan uses various valuation approaches in determining the fair value of investments within a hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the investment based on market data obtained from independent sources. Unobservable inputs are inputs that reflect assumptions about the inputs that market participants would use in pricing the investment and are developed based on the best information available in the circumstances. The fair value hierarchy is divided into three levels based on the source of inputs as follows:
Level 1 – Valuations based on unadjusted quoted prices in active markets for identical investments that the Plan has the ability to access;
Level 2 – Valuations for which all significant inputs are observable, either directly or indirectly, other than level 1 inputs;
Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
The availability of observable inputs can vary among the various types of investments. To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used for measuring fair value may fall into different levels of the fair value hierarchy. In such cases, for financial statement disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is categorized is based on the lowest level of input used that is significant to the overall fair value measurement.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)
3. Fair Value Measurements (continued)
The following fair value hierarchy table presents information about each major class/category of the Plan’s investments measured at fair value:

	Fair value measurements at December 31, 2013 using
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Amgen stock	$235,164,976	$—	$—	$235,164,976
Cash and cash equivalents	35,752,823	—	—	35,752,823
Common and preferred stocks:
Large cap growth	365,454,861	—	—	365,454,861
Large cap value	183,804,249	—	—	183,804,249
Small-mid cap growth	64,832,135	—	—	64,832,135
Small-mid cap value	331,561,439	—	—	331,561,439
Other	198,175,723	—	—	198,175,723
Debt securities:
U.S. Treasury securities	22,441,702	—	—	22,441,702
U.S. government agency securities	—	39,432,230	—	39,432,230
Corporate debt securities	—	56,742,593	—	56,742,593
Mortgage and asset backed securities	—	21,959,027	—	21,959,027
Mutual funds:
Emerging markets equity	29,590,116	—	—	29,590,116
Fixed income	—	100,711,349	—	100,711,349
High yield debt	40,069,890	—	—	40,069,890
International growth	83,050,138	—	—	83,050,138
International value	135,879,636	—	—	135,879,636
Real estate investment trust index	83,398,699	—	—	83,398,699
Other	38,516,522	—	—	38,516,522
Collective trust funds:
Capital preservation	—	258,521,672	—	258,521,672
Emerging markets equity	—	66,232,369	—	66,232,369
Fixed income	—	16,644,981	—	16,644,981
Fixed income index	—	78,879,233	—	78,879,233
Inflation indexed debt	—	52,264,331	—	52,264,331
International growth	—	96,415,410	—	96,415,410
International index	—	32,206,905	—	32,206,905
International value	—	102,702,666	—	102,702,666
Large cap growth	—	28,976,044	—	28,976,044
Large cap index	—	661,941,029	—	661,941,029
Large cap value	—	10,217,037	—	10,217,037
Short term investments	—	65,789,976	—	65,789,976
Small-mid cap growth	—	6,067,659	—	6,067,659
Small-mid cap index	—	264,853,839	—	264,853,839
Small-mid cap value	—	20,664,470	—	20,664,470
Insurance separate account investment contract	—	55,077,818	—	55,077,818
Other	28,060	218,204	—	246,264
	$1,847,720,969	$2,036,518,842	$—	$3,884,239,811

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

3. Fair Value Measurements (continued)

	Fair value measurements at December 31, 2012 using
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Amgen stock	$184,496,548	$—	$—	$184,496,548
Cash and cash equivalents	30,739,498	—	—	30,739,498
Common and preferred stocks:
Large cap growth	284,581,646	—	—	284,581,646
Large cap value	107,810,209	—	—	107,810,209
Small-mid cap growth	47,123,024	—	—	47,123,024
Small-mid cap value	263,613,306	156,304	—	263,769,610
Other	139,643,360	—	—	139,643,360
Debt securities:
U.S. Treasury securities	53,860,263	—	—	53,860,263
U.S. government agency securities	—	85,174,932	—	85,174,932
Corporate debt securities	—	37,162,921	—	37,162,921
Mortgage and asset backed securities	—	26,697,958	—	26,697,958
Mutual funds:
High yield debt	68,442,311	—	—	68,442,311
Inflation indexed debt	49,117,121	—	—	49,117,121
International growth	117,588,989	—	—	117,588,989
International value	199,377,358	—	—	199,377,358
Real estate investment trust index	75,805,226	—	—	75,805,226
Other	32,577,082	—	—	32,577,082
Collective trust funds:
Capital preservation	—	249,101,804	—	249,101,804
Emerging markets equity	—	106,801,562	—	106,801,562
Fixed income	—	22,579,485	—	22,579,485
Inflation indexed debt	—	2,747,985	—	2,747,985
International growth	—	52,241,069	—	52,241,069
International value	—	7,235,472	—	7,235,472
Large cap growth	—	18,058,984	—	18,058,984
Large cap index	—	530,046,061	—	530,046,061
Large cap value	—	5,909,161	—	5,909,161
Short term investments	—	53,674,169	—	53,674,169
Small-mid cap growth	—	3,261,024	—	3,261,024
Small-mid cap index	—	164,916,882	—	164,916,882
Small-mid cap value	—	16,895,408	—	16,895,408
Insurance separate account investment contract	—	55,532,074	—	55,532,074
Other	13,466	408,215	—	421,681
	$1,654,789,407	$1,438,601,470	$—	$3,093,390,877

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

3. Fair Value Measurements (continued)
The fair value of common stocks (including Amgen stock), preferred stocks, publicly traded mutual funds and U.S. treasury securities are valued using quoted market prices in active markets with no valuation adjustment.
Debt securities other than U.S. treasury securities are valued taking into consideration valuations obtained from third-party pricing services. The pricing services utilize industry standard valuation models, including both income and market based approaches, for which all significant inputs are observable, either directly or indirectly, to estimate fair value. These inputs include reported trades of and broker/dealer quotes on the same or similar securities, issuer credit spreads, benchmark securities and, when applicable, prepayment/default projections based on historical data and other observable inputs.
The fair values of mutual funds that are not publicly traded are determined by reference to the net asset value per unit provided by the fund managers based on the fair values of the funds' underlying assets, which are invested in fixed income securities.
Collective trust funds represent interests in pooled investment vehicles designed typically for collective investment of employee benefit trusts. The fair values of these investments are determined by reference to the net asset value per unit provided by the fund managers. The unit values are based on the fair values of the trusts’ underlying assets, which are principally equity and fixed income securities and short-term investments. The investment strategies of the Plan’s collective trust funds vary generally based on the investment objectives of the asset class of which they are a part. Such investment strategies include investments in fixed income securities and investments in equity securities in domestic and international markets for growth and value objectives as well as to replicate market indexes and to invest in emerging markets. The only redemption restriction with respect to these investments is on the Wells Fargo Stable Return Fund G (fair value of $89,220,661 at December 31, 2013) which requires a one-year notice to be given in the event of complete liquidation.
The fair value of the insurance separate account investment contract was determined by reference to the fair values of securities in the separate accounts underlying the contract.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

4. Investments
The fair values of individual investments that represent 5% or more of the Plan’s net assets as of December 31, 2013 and 2012 are as follows:

	December 31
	2013	2012
Northern Trust Collective S&P 500 Index Fund – Non Lending - Collective trust fund	$661,941,029	*
Northern Trust Collective Extended Equity Market Index Fund - Non Lending - Collective trust fund	264,853,839	*
Amgen stock	235,164,976	184,496,548
Blackrock Equity Index Fund F – Collective trust fund	*	497,201,610
Dodge & Cox International Fund – Mutual fund	*	199,377,358
Blackrock Extended Equity Market Fund F – Collective trust fund	*	157,513,979

* Investment balance was less than 5% of the Plan’s net assets.
During the years ended December 31, 2013 and 2012, net realized and unrealized gains/(losses) on the Plan’s investments were as follows:

	Year Ended December 31
	2013	2012
Amgen stock	$59,102,899	$49,564,698
Common and preferred stocks	300,185,251	125,069,426
Debt securities	(10,693,199)	1,926,382
Mutual funds	45,547,605	64,631,385
Collective trust funds	285,585,545	139,990,203
Other	566,815	(102,853)
	$680,294,916	$381,079,241

5. Income Tax Status
The Plan received a determination letter from the IRS dated September 18, 2013, stating that the Plan is qualified, in form, under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Subsequent to this determination by the IRS, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Company believes the Plan is currently being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax exempt.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

5. Income Tax Status (continued)
Accounting principles generally accepted in the United States require the Company to evaluate uncertain tax positions taken by the Plan. The financial statement effects of a tax position are recognized when the position is more likely than not, based on the technical merits, to be sustained upon examination. As of December 31, 2013, no uncertain tax positions have been taken or are expected to be taken, and no amounts related to uncertain tax positions have been recorded in the Plan’s financial statements. The Plan is subject to audits by the IRS, however there are currently no audits for any periods in progress. The Company believes the Plan is no longer subject to IRS examinations with respect to annual reports for years prior to 2010.

6. Services Provided by the Company
During 2013 and 2012, the Company paid trustee fees and certain other administrative costs on behalf of the Plan.

7. Reconciliation of Financial Statements to Form 5500
The reconciliation of net assets available for benefits per the financial statements to Form 5500 as of December 31, 2013 and 2012 consisted of the following:

	December 31
	2013	2012
Net assets available for benefits per the financial statements	$3,926,630,260	$3,125,218,249
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	1,891,753	9,277,446
Amounts allocated to withdrawing participants	(250,785)	(1,179,116)
Deemed loans	(466,682)	(394,362)
Net assets per the Form 5500	$3,927,804,546	$3,132,922,217
For the year ended December 31, 2013, the following is a reconciliation of the net investment income per the financial statements to the Form 5500:

Year Ended December 31 2013
Interest and dividend income	$40,042,545
Net realized/unrealized gains	680,294,916
Total net investment income per the financial statements	720,337,461
Adjustment from fair value to contract value for fully benefit-responsive investment contracts:
Less prior year adjustment	(9,277,446)
Add current year adjustment	1,891,753
Total net investment income per the Form 5500	$712,951,768

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

7. Reconciliation of Financial Statements to Form 5500 (continued)
For the year ended December 31, 2013, the following is a reconciliation of distributions per the financial statements to the Form 5500:

Year Ended December 31 2013
Benefits paid	$(223,992,574)
Investment and administrative fees	(8,206,499)
Total distributions per the financial statements	(232,199,073)
Add prior year amounts allocated to withdrawing participants	1,179,116
Less current year amounts allocated to withdrawing participants	(250,785)
Add prior year deemed loan balance	394,362
Less current year deemed loan balance	(466,682)
Total distributions per the Form 5500	$(231,343,062)

Supplemental Schedule
Amgen Retirement and Savings Plan
EIN: 95-3540776 Plan: #001
December 31, 2013

Schedule H, line 4i – Schedule of Assets (Held at End of Year)

Identity of Issue	Description of Investment	Current Value

Amgen stock*	Employer Securities 2,061,404 shares		$235,164,976

Capital Preservation Asset Class:
Wells Fargo Fixed Income Fund D*	Collective trust fund 7,431,718 units	$93,169,960
Wells Fargo Stable Return Fund G*	Collective trust fund 1,739,187 units	89,220,661
Wells Fargo Fixed Income Fund B*	Collective trust fund 3,402,054 units	71,141,704
Metropolitan Life Insurance Company*	Insurance separate account investment contract 542,893 units	55,077,818
NT Collective Short Term Investment Fund*	Collective trust fund 21,274,361 units	21,274,361
Wells Fargo Fixed Income Fund F*	Collective trust fund 375,102 units	4,989,347
Monumental Life Insurance Company*	Wrapper Contract	117,559
American General Life Insurance Company*	Wrapper Contract	—
Total Capital Preservation Asset Class			334,991,410

Emerging Markets Equity Asset Class:
JP Morgan Emerging Markets Equity Focus Fund*	Collective trust fund 1,875,013 units	32,362,733
Artisan Emerging Markets/Ins	Mutual Fund 2,352,156 shares	29,590,116
Blackrock FTSE RAFI Emerging Index Non Lendable Fund F*	Collective trust fund 2,702,721 units	28,855,603
NT Collective Emerging Markets Fund - Non Lending*	Collective trust fund 32,842 units	5,014,033
Total Emerging Markets Equity Asset Class			95,822,485

Fixed Income Asset Class:
Pimco PAPS Mortgage Portfolio	Mutual Fund 2,662,355 shares	27,954,726
NT Collective Aggregate Bond Index Fund - Non Lending*	Collective trust fund 134,201 units	16,644,981
Pimco PAPS U.S. Government Sector Portfolio	Mutual Fund 1,812,364 shares	15,785,691
Pimco PAPS Investment Grade Corporate Portfolio	Mutual Fund 1,463,083 shares	15,347,741
Pimco PAPS Real Return Portfolio #488	Mutual Fund 1,495,221 shares	13,217,758
Pimco PAPS Short-Term Floating NAV Portfolio	Mutual Fund 889,726 shares	8,906,153
Pimco PAPS International Portfolio	Mutual Fund 1,858,952 shares	8,458,233
United States Treasury SEC Stripped Interest Payments Due 02/15/2021	Government Bond 6,895,000 units	5,731,840
Pimco PAPS Emerging Markets Portfolio	Mutual Fund 323,589 shares	3,216,472
United States Treasury SEC Stripped Interest Payment Due 05/15/2018	Government Bond 3,125,000 units	2,920,712
Pimco PAPS Asset-Backed Securities Portfolio #460	Mutual Fund 203,510 shares	2,438,045
Pimco PAPS Short-Term Portfolio	Mutual Fund 230,267 shares	2,194,445
Pimco PAPS High Yield Portfolio	Mutual Fund 277,499 shares	2,128,417
NT Collective Short Term Investment Fund*	Collective trust fund 1,485,979 units	1,485,979
United States Treasury SEC Stripped Interest Payment 0% Due 08/15/2021	Government Bond 1,505,000 units	1,222,327
United States Treasury SEC Stripped Interest Payment Due 11/15/2021	Government Bond 1,475,000 units	1,184,816
United States Treasury Notes 2.25% Due 01/31/2015	Government Bond 1,080,000 units	1,104,046
United States Treasury SEC Stripped Interest Payment Due 08/15/2020	Government Bond 1,250,000 units	1,066,242
Pimco PAPS Municipal Sector Portfolio	Mutual Fund 136,019 shares	1,063,667
United States Treasury Notes 3% Due 02/28/17	Government Bond 990,000 units	1,054,968
Fannie Mae Pool #466430 3.37% Due 11/01/2020	Government Mortgage Backed Security 1,000,000 units	1,033,101
United States Treasury SEC Stripped Interest Payment 00517 Due 02/15/2029	Government Bond 1,820,000 units	1,019,712
Fannie Mae Pool #MA0214 5% Due 10/01/2029	Government Mortgage Backed Security 805,809 units	893,570
United States Treasury SEC Stripped Interest Payments Due 05/15/2021	Government Bond 1,000,000 units	822,139
Fannie Mae Pool #AT5915 4% Due 06/01/2043	Government Mortgage Backed Security 746,737 units	761,786
Structured Asset Mortgage Investments II Inc. Series 2004-AR1 Class A1 Floating Rate Due 03/19/2034	Collateralized Mortgage Obligation 769,782 units	755,456
United States Treasury Notes 1.375% Due 12/31/2018	Government Bond 750,000 units	737,519

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Ginnie Mae 5.5% Due 06/20/2035	Government Mortgage Backed Security 650,000 units	718,517
Federal Home Loan Morgtage Corporation Gold Pool U9-0291 4% Due 10/01/2042	Government Mortgage Backed Security 699,845 units	713,345
United States Treasury SEC Stripped Interest Payments Due 11/15/2028	Government Bond 1,250,000 units	708,753
Fannie Mae Pool #AM2501 1.77% Due 02/01/2020	Government Mortgage Backed Security 718,281 units	700,850
Fannie Mae Pool #AM2674 2.61% Due 03/01/2023	Government Mortgage Backed Security 745,000 units	691,714
Federal Home Loan Mortgage Corporation Multiclass Series 3677 4.5% Due 05/15/2040	Government Mortgage Backed Security 645,000 units	682,071
Fannie Mae Pool #MA1462 3.5% Due 06/01/2043	Government Mortgage Backed Security 689,381 units	679,186
United States Treasury SEC Stripped Interest Payment Due 02/15/2026	Government Bond 1,000,000 units	648,818
Fannie Mae Pool #AQ1534 3.5% Due 10/01/2032	Government Mortgage Backed Security 626,149 units	628,187
United States Treasury SEC Stripped Interest Payment Due 02/15/2027	Government Bond 1,000,000 units	617,496
United States Treasury SEC Stripped Interest Payment Due 11/15/2027	Government Bond 1,000,000 units	594,373
Fannie Mae Pool #Am1762 2.39% Due 12/01/2022	Government Mortgage Backed Security 630,000 units	591,414
Federal Home Loan Morgtage Corporation Gold Pool U89009 3.5% Due 09/01/2032	Government Mortgage Backed Security 586,092 units	589,032
Ginnie Mae 2007-035 6% Due 06/20/2037	Government Mortgage Backed Security 500,000 units	558,463
Federal Home Loan Mortgage Corporation Pool #Al2293 4.374% Due 06/01/2021	Government Mortgage Backed Security 507,259 units	550,673
Ginnie Mae 6% Due 11/16/2032	Government Mortgage Backed Security 489,142 units	545,448
United States Treasury Notes 2.625% Due 12/31/2014	Government Bond 526,000 units	538,780
Fannie Mae Pool #AQ1607 3.5% Due 11/01/2032	Government Mortgage Backed Security 535,965 units	537,709
Federal Home Loan Mortgage Corporation Series 2899 4% Due 12/15/2019	Government Mortgage Backed Security 500,000 units	537,208
United States Treasury 0% Due 02/15/2030	Government Bond 1,000,000 units	534,002
United States Treasury SEC Stripped Interest Payments 6.5% Due 11/15/26	Government Bond 850,000 units	531,433
Ginnie Mae 5.25% Due 03/20/2038	Government Mortgage Backed Security 482,000 units	523,614
Federal National Mortgage Association Pool #Al0561 3.738% Due 06/01/2018	Government Mortgage Backed Security 480,819 units	520,758
Fannie Mae Series 2002-86 6% Due 09/25/2032	Government Mortgage Backed Security 465,000 units	520,421
Fannie Mae Pool #AR7961 3.5% Due 03/01/2033	Government Mortgage Backed Security 517,669 units	519,360
Federal Home Loan Mortgage Corporation Pool #S0/6297 3.5% Due 09/15/2042	Government Mortgage Backed Security 518,022 units	518,562
Fannie Mae Pool #AM2711 2.57% Due 03/01/2023	Government Mortgage Backed Security 545,000 units	515,772
Fannie Mae Pool #AM1990 2.33% Due 01/01/2023	Government Mortgage Backed Security 550,000 units	513,551
Fannie Mae Pool #468559 4.01% Due 08/01/2021	Government Mortgage Backed Security 483,305 units	510,949
Fannie Mae Series 2009-W1 6% Due 12/25/2049	Government Mortgage Backed Security 447,683 units	509,869
Ginnie Mae 5% Due 03/16/2034	Government Mortgage Backed Security 460,000 units	502,819
Federal National Mortgage Association Pool #Al2965 2.667% Due 12/01/2022	Government Mortgage Backed Security 521,332 units	499,561
Federal Home Loan Morgtage Corporation Multiclass Series 4168 Class JA 3.5% Due 02/15/2043	Government Mortgage Backed Security 479,475 units	496,985
Fannie Mae Preassign 00015 5.9% Due 07/25/2042	Government Mortgage Backed Security 442,195 units	487,764
Fannie Mae Pool #AM3307 2.85% Due 05/01/2023	Government Mortgage Backed Security 490,529 units	471,834
Ginnie Mae Pool 2013-H05 Remic Passthrough Class FB Floating Rate 02/20/2062	Government Mortgage Backed Security 470,863 units	467,979
Federal Home Loan Mortgage Corporation Multiclass Series 3895 4.5% Due 07/15/2041	Government Mortgage Backed Security 450,000 units	458,093
Fannie Mae Pool #471834 1.4% Due 07/01/2017	Government Mortgage Backed Security 455,000 units	456,988
Federal Home Loan Mortgage Corporation Multiclass Series 3662 5% Due 04/15/2040	Government Mortgage Backed Security 420,000 units	444,732
National Credit Union Association Guaranteed Trust 2010-R3 Due 12/06/2020	Government Mortgage Backed Security 436,928 units	439,550
Fannie Mae Pool #467025 3.38% Due 01/01/2018	Government Mortgage Backed Security 410,000 units	435,602
Fannie Mae 3.726% Due 06/25/2021	Government Mortgage Backed Security 410,000 units	427,653
Federal Home Loan Mortgage Corporation Series 2595 5% Due 04/15/2023	Government Mortgage Backed Security 390,000 units	423,760
Fannie Mae Pool #AM3301 2.35% Due 05/01/2023	Government Mortgage Backed Security 455,021 units	422,724
Macmo Master Asset Securitization Trust 5.5% Due 12/25/2033	Collateralized Mortgage Obligation 401,957 units	420,199
Fannie Mae Pool #465973 3.59% Due 10/01/2020	Government Mortgage Backed Security 399,011 units	417,701
Fannie Mae Remic Trust 2001-81 6.5% Due 01/25/2032	Government Mortgage Backed Security 376,973 units	417,583
Fannie Mae 1.80057001114% Due 12/25/2019	Government Mortgage Backed Security 425,000 units	417,017
United States Treasury Bonds 8.125% Due 02/15/2021	Government Bond 300,000 units	415,289
Fannie Mae Series 2012-M8 1.52042% Due 04/25/2018	Government Mortgage Backed Security 414,141 units	412,773
Federal Home Loan Mortgage Corporation Multiclass Series 2901 4.5% Due 12/15/2019	Government Mortgage Backed Security 380,000 units	410,875
Fannie Mae Series 2013-M7 Class A2 2.28% Due 12/25/2022	Government Mortgage Backed Security 441,000 units	402,548
Fannie Mae Remic Trust 2004-W12 6.5% Due 07/25/2044	Government Mortgage Backed Security 358,349 units	401,910
Federal Home Loan Mortgage Corporation Series 3507 5% Due 03/15/2036	Government Mortgage Backed Security 375,067 units	401,598

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Fannie Mae Pool #467059 3.81% Due 01/01/2019	Government Mortgage Backed Security 368,823 units	389,436
Fannie Mae Remic Series 2004-T1 6% Due 01/25/2044	Government Mortgage Backed Security 366,018 units	380,702
Fannie Mae Preassign 00653 5.5% Due 03/25/2023	Government Mortgage Backed Security 345,000 units	378,271
Fannie Mae Remic Series 2008-75 4.5% Due 09/25/2023	Government Mortgage Backed Security 353,214 units	374,866
Fannie Mae Remic Series 2013-6 Class GI 09/25/2032	Government Mortgage Backed Security 2,335,096 units	374,538
Fannie Mae 2011-M2 3.645% Due 07/25/2021	Government Mortgage Backed Security 355,000 units	372,171
Fannie Mae Pool #468564 4.06% Due 07/01/2021	Government Mortgage Backed Security 340,000 units	360,758
Fannie Mae 2006-114 5.5% Due 10/25/2035	Government Mortgage Backed Security 341,558 units	355,390
Fannie Mae 3.5% Due 09/25/2038	Government Agency Bond 345,707 units	351,423
Ginnie Mae 2004-30 5.5% Due 02/20/2034	Government Mortgage Backed Security 321,708 units	350,912
JP Morgan Chase Commercial Mortgage Securities Trust 2006-A4 Due 05/12/2045*	Commercial Mortgage Backed Security 321,104 units	348,793
Federal Home Loan Mortgage Corporation Multiclass Series 2072 6.5% Due 07/15/2028	Government Mortgage Backed Security 304,899 units	342,001
Fannie Mae Preassign 00166 6.5% Due 08/25/2036	Government Mortgage Backed Security 303,229 units	339,806
Fannie Mae Pool #AM4764 3.44% Due 11/01/2023	Government Mortgage Backed Security 340,000 units	338,100
Federal Home Loan Mortgage Corporation Multiclass Series 2980 6% Due 05/15/2035	Government Mortgage Backed Security 295,559 units	331,257
Banc America Commercial Mortgage Inc. 2006-3 Due 07/10/2044*	Commercial Mortgage Backed Security 298,327 units	324,537
Federal Home Loan Mortgage Corporation Multiclass Series 3087 5.5% Due 12/15/2025	Government Mortgage Backed Security 290,721 units	321,865
A10 Securitization 2013-1 LLC	Commercial Mortgage Backed Security 316,000 units	314,943
Federal Home Loan Mortgage Corporation Multiclass Series 3005 5% Due 07/15/2025	Government Mortgage Backed Security 279,761 units	307,925
Springcastle SPV LLC 3.75% Due 04/05/2021	Asset Backed Security 307,305 units	307,882
Ally Auto 0.85% Due 08/15/2016	Asset Backed Security 305,000 units	305,827
Federal Home Loan Mortgage Corporation Multiclass Series 3211 6% Due 12/15/2035	Government Mortgage Backed Security 285,242 units	302,740
Merrill Lynch Mortgage Investors Inc. Series 2003-5 Class-A1 Due 10/25/2028*	Collateralized Mortgage Obligation 303,573 units	300,114
Wachovia Bank National Association 6% Due 11/15/2017	Corporate Bond 260,000 units	300,014
Fannie Mae Series 417 Class C11 2.5% Due 02/25/2028	Government Mortgage Backed Security 2,492,793 units	294,419
World Omni Auto Receivables Trust Series 2012-A 1.0% Due 02/15/2017	Asset Backed Security 293,000 units	293,580
Ginnie Mae Pool 2012-84 Class LI I-O 4% Due 05/16/2042	Government Mortgage Backed Security 1,589,181 units	290,167
NorthStar LLC Serice 2013-1 Class A Floating Rate Due 08/25/2029	Commercial Mortgage Backed Security 289,000 units	288,983
Flagship Credit Corporation	Asset Backed Security 288,275 units	287,803
CPS Auto Receivables Trust 2013-C Class A 1.64% Due 04/16/2018	Asset Backed Security 285,340 units	285,536
Fannie Mae Remic Trust 2010-9 4.5% Due 10/25/2039	Government Mortgage Backed Security 276,922 units	284,729
Fannie Mae Pool #466049 2.49% Due 10/01/2017	Government Mortgage Backed Security 272,785 units	282,750
Carnow Auto Receivables Trust 2013-1 Class A 1.16% Due 10/16/2017	Asset Backed Security 275,948 units	275,814
VNDO Mortgage Trust 2012-6Ave 2.9950% Due 11/15/2030	Commercial Mortgage Backed Security 295,237 units	275,297
Federal Home Loan Mortage Corporation Series 3542 Class N 0% Due 07/15/2036	Government Mortgage Backed Security 300,527 units	273,043
Fannie Mae Pool #890231 5% Due 07/01/2025	Government Mortgage Backed Security 249,227 units	272,330
JP Morgan Chase Commercial Mortgage-Backed Securities Corporation Series 2006-Ldp6 Variable Rate Due 04/15/2043*	Commercial Mortgage Backed Security 250,000 units	270,896
Fannie Mae Pool 00743 3.5% Due 10/25/2037	Government Mortgage Backed Security 262,816 units	270,754
UBS AG Stamford Branch 3.875% Due 01/15/2015	Corporate Bond 260,000 units	268,802
Residential Accredited Loans Inc. Pass-Through Series 2004-QS7 5.5% Due 05/25/2034	Collateralized Mortgage Obligation 253,783 units	258,825
Morgan Stanley Trust Service 2012-IO Remic Pass-Through 1% Due 03/27/2051	Collateralized Mortgage Obligation 258,625 units	258,610
Wachovia Bank Commercial Mortgage Pass-Through Due 07/15/45	Commercial Mortgage Backed Security 240,522 units	258,317
Toyota Motor Credit Corporation 2% Due 09/15/2016	Corporate Bond 250,000 units	257,152
Ginnie Mae 0% Due 12/20/2040	Government Mortgage Backed Security 319,785 units	254,578
National Bank of Canada 1.65% Due 01/30/2014	Corporate Bond 250,000 units	250,258
JP Morgan Mortgage Trust Series 2004-A3 Due 07/25/2034*	Collateralized Mortgage Obligation 248,850 units	246,459
Citigroup/Deutsche Bank Commercial 2005-CD1 Variable Rate Due 07/15/2044	Commercial Mortgage Backed Security 230,000 units	246,142
Fannie Mae 1.43% Due 03/25/2037	Government Mortgage Backed Security 1,667,626 units	245,511
Federal Home Loan Mortgage Corporation Series 3852 Floating Rate Due 05/15/2041	Government Mortgage Backed Security 231,467 units	243,025
Wachovia Corporation 5.75% Due 02/01/2018	Corporate Bond 210,000 units	242,146
Stadshypotek AB (publ) 1.875% Due 10/02/2019	Corporate Bond 250,000 units	240,950
Merrill Lynch Mortgage Investors Inc. 2004-B Class 1 Due 05/25/2029*	Collateralized Mortgage Obligation 247,709 units	240,179

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
UBS Commercial Mortgage 2007 C7 Variable Rate Mortgage Pass Thru Class A/3 09/15/2045	Commercial Mortgage Backed Security 216,110 units	239,679
Fannie Mae Remic Trust 2005-87 5% Due 12/25/2033	Government Mortgage Backed Security 231,518 units	237,347
Exeter Automobile Receivables Trust 2013-1 Class A 0% Due 10/16/2017	Asset Backed Security 233,760 units	234,199
Fannie Mae Pool #Ap0645 3.5% Due 07/01/2032	Government Mortgage Backed Security 232,275 units	233,036
Federal Home Loan Mortgage Corporation Income Only Multiclass Series 4030 3.50% Due 04/15/2027	Government Mortgage Backed Security 1,817,345 units	232,397
Chase Mortgage Financial Trust Series 2007-A1 Pass-Through 2.753% Due 02/25/2037	Collateralized Mortgage Obligation 232,083 units	232,293
Banc America Commercial Mortgage Inc. 2005-3 Pass-Through 4.727% Due 07/10/2043*	Commercial Mortgage Backed Security 220,000 units	228,571
First Horizon Mortgage Pass-Through Trust Series 2004-AR6 4.75% Due 12/25/34	Collateralized Mortgage Obligation 229,648 units	225,871
General Electric Capital Corporation 2.25% Due 11/19/2015	Corporate Bond 219,000 units	225,704
Sequoia Mortgage Trust Floating Rate Due 11/20/2034	Collateralized Mortgage Obligation 228,842 units	225,152
Springleaf Mortgage Loan Trust 2013-1A Class A 1.27% Due 06/25/2058	Collateralized Mortgage Obligation 225,694 units	225,128
United States Treasury Bonds 4.24% Due 05/15/2039	Government Bond 210,000 units	223,945
Homestar Mortgage Acceptance Corporation Series 2004-4 Class A3 Floating Rate Due 09/25/2034	Collateralized Mortgage Obligation 224,456 units	223,383
United States Treasury Bonds 4.5% Due 02/15/2036	Government Bond 200,000 units	222,531
Oracle Corporation 3.625% Due 07/15/2023	Corporate Bond 224,000 units	222,201
Nordea Bank 1.625% Due 05/15/2018	Corporate Bond 225,000 units	219,846
HSBC Bank PLC 4.75% Due 01/19/2021	Corporate Bond 200,000 units	217,086
Flagship Credit Auto Trust 2013-2 Class A 1.94% Due 01/15/19	Asset Backed Security 213,422 units	213,404
Anadarko Petroleum Corporation 6.45% Due 09/15/2036	Corporate Bond 190,000 units	213,358
Goldman Sachs Group Inc. 5.375% Due 03/15/2020	Corporate Bond 190,000 units	211,305
Fannie Mae Pool #735070 6.5% Due 10/01/2024	Government Mortgage Backed Security 190,059 units	211,224
Fannie Mae Pool #254762 5% Due 05/01/2023	Government Mortgage Backed Security 192,791 units	209,234
Master Adjustable Rate Mortgages Trust 2004-8 Due 08/25/2034	Collateralized Mortgage Obligation 208,571 units	207,979
AT&T Inc. 3.875% Due 08/15/2021	Corporate Bond 205,000 units	207,686
Ford Credit Auto Owner .82% Due 12/15/2017	Asset Backed Security 201,000 units	201,730
UBS-Bank of America Merrill Lynch Trust Series 2012-Wrm 3.663% Due 06/10/2030*	Commercial Mortgage Backed Security 211,000 units	200,462
UBS Commercial Mortgage Income Only Trust 2012-C1 2.561868% Due 05/10/2045	Commercial Mortgage Backed Security 1,542,491 units	200,095
United States Treasury Notes 4% Due 08/15/2018	Government Bond 180,000 units	199,645
Fannie Mae Remic Series 2013-13 Class IK 03/25/2028	Government Mortgage Backed Security 1,700,874 units	198,691
UBS-Barclays Commercial Mortgage 2012-C2 3.52500009537% Due 05/10/2063	Commercial Mortgage Backed Security 197,600 units	195,320
CWMBS Inc. 5.25% Due 05/25/2034	Collateralized Mortgage Obligation 185,047 units	190,073
Structured Asset Securities Corporation 2003-26A Pass-Through Due 09/25/2033	Collateralized Mortgage Obligation 190,570 units	186,736
Wells Fargo Resecure Trust 2012-IO Class A 1.75% Due 08/22/2017*	Commercial Mortgage Backed Security 187,763 units	186,636
HLSS Servicer Advance Receivables Series 2013-T1 Class A2T1 1.4953% Due 01/16/2046	Asset Backed Security 186,000 units	185,312
Fannie Mae Pool #256601 6% Due 02/01/2027	Government Mortgage Backed Security 165,401 units	184,177
Cobalt CMBS Commercial Mortgage Trust 2006-C1 Pass-Through 5.186% Due 08/01/48	Commercial Mortgage Backed Security 170,000 units	183,429
Springleaf Mortgage Loan Trust Series 2012-2 Variable Rate Due 10/25/2057	Collateralized Mortgage Obligation 179,423 units	182,783
Fannie Mae Pool #576557 6.5% Due 06/01/2019	Government Mortgage Backed Security 162,653 units	180,879
American Credit Acceptance Receivables Series 2013-2 Class A 1.32% Due 02/15/2017	Asset Backed Security 180,695 units	180,738
Springleaf Mortgage Loan Trust 2013-2 Class M-/1 Variable Rate Due 12/25/2065	Collateralized Mortgage Obligation 181,000 units	177,996
Northstar Mortgage Trust Series 2012-1 Floating Rate Due 04/25/2015	Commercial Mortgage Backed Security 177,449 units	177,515
Bayview Commercial Asset Trust Variable Rate Due 11/25/2035	Commercial Mortgage Backed Security 206,746 units	177,140
Morgan Stanley Dean Witter Capital I Trust 2003-HYB1 Variable Rate Due 02/25/2033	Collateralized Mortgage Obligation 175,035 units	173,185
Springleaf Mortgage Loan Trust 2013-2 Class M-2 Variable Rate 12/25/65	Collateralized Mortgage Obligation 175,000 units	172,343
Morgan Stanley 5.75% Due 01/25/2021	Corporate Bond 150,000 units	169,690
Federal Home Loan Mortgage Corporation Multiclass Series 3852 Floating Rate Due 05/15/2041	Government Mortgage Backed Security 161,169 units	167,975
HLSS Servicer Advance Receivables Trust Series 2013-T4 Class AT4 1.183% Due 08/15/2044	Asset Backed Security 168,000 units	167,798
HSBC Holdings PLC 4% Due 03/30/2022	Corporate Bond 163,000 units	167,539
Banc of America Funding Corporation Series 2005-E Class 4-A-1 Due 03/20/2035*	Collateralized Mortgage Obligation 166,546 units	167,323

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Fannie Mae Stripped Mortgage-Backed Securities Trust 410 Class 29 4% Due 05/25/2027	Government Mortgage Backed Security 1,311,303 units	165,683
AmeriCredit Automobile Receivables Trust 2013-3	Asset Backed Security 164,000 units	163,711
Telefonica 6.221% Due 07/03/2017	Corporate Bond 145,000 units	163,462
Trafigura Securitisation Finance PLC Due 10/15/2015	Asset Backed Security 160,000 units	161,945
Residential Accredited Loans Inc. Pass-Through Series 2003QS7 4.75% Due 04/25/2033	Collateralized Mortgage Obligation 158,668 units	161,564
Royal Bank of Canada 1.2% Due 09/19/2017	Corporate Bond 163,000 units	161,506
Structured Asset Securities Corporation Series 2004-6XS Due 03/25/2034	Asset Backed Security 162,563 units	161,231
United States Treasury Notes 3.25% Due 12/31/2016	Government Bond 150,000 units	160,887
General Electric Capital Corporation 5.5% Due 01/08/2020	Corporate Bond 140,000 units	160,323
Conoco Inc. 6.95% Due 04/15/2029	Corporate Bond 125,000 units	158,172
VFC 2013-1 LLC & Subsidiaries 144A 3.13% Due 03/20/2026	Asset Backed Security 157,102 units	158,032
Wells Fargo & Company 4.48% Due 01/16/2024*	Corporate Bond 158,000 units	157,280
Hess Corporation LLC 5.29% Due 03/25/2016	Asset Backed Security 150,000 units	156,856
Fannie Mae Pool #256556 6% Due 01/01/2027	Government Mortgage Backed Security 141,010 units	156,781
CitiFinancial Mortgage 5.348% Due 08/25/2033	Asset Backed Security 160,999 units	156,428
Thornburg Mortgage Securities Trust 2004-3 Pass-Through Floating Rate Due 11/30/2044	Collateralized Mortgage Obligation 162,861 units	155,871
Santander Drive Auto Receivables Trust 0.82999998331% Due 12/15/2016	Asset Backed Security 155,000 units	155,032
Spectra Energy Capital 5.65% Due 03/01/2020	Corporate Bond 141,000 units	153,539
Banc America Mortgage Securities Inc. Series 2003-3 5.5% Due 05/25/2033*	Collateralized Mortgage Obligation 148,030 units	152,242
Fannie Mae Pool #889213 5.5% Due 10/01/2020	Government Mortgage Backed Security 139,271 units	150,479
Wells Fargo Mortgage Backed Securities Due 09/25/2034*	Collateralized Mortgage Obligation 148,421 units	149,827
Morgan Stanley Capital I Trust 2011-C3 4.054% Due 07/15/2049	Commercial Mortgage Backed Security 141,000 units	149,398
Citigroup Mortgage Loan Trust Series 2010-8 4.5% Due 12/25/2036	Collateralized Mortgage Obligation 144,472 units	148,597
Merrill Lynch & Company Inc. 6.875% Due 04/25/2018*	Corporate Bond 125,000 units	147,796
Washington Mutual Mortgage Pass-Through 2.67% Due 08/25/2033	Collateralized Mortgage Obligation 145,582 units	146,019
Wells Fargo Mortgage Backed Securities 2004-EE Trust Variable Rate Due 12/25/2034*	Collateralized Mortgage Obligation 144,365 units	146,013
PRICOA Global Funding 1.6% Due 05/29/2018	Corporate Bond 150,000 units	145,402
Carfinance Cap Auto Trust 2013-1 Class A 1.65% Due 07/17/2017	Asset Backed Security 144,880 units	144,560
Barrick North America Finance LLC 4.4% Due 05/30/2021	Corporate Bond 150,000 units	144,427
Nordea Bank 7% Due 11/13/2014	Corporate Bond 140,000 units	143,891
CWMBS Inc. Pass-Through 5.25% Due 05/25/2034	Collateralized Mortgage Obligation 141,197 units	142,719
Santander Drive Auto Receivables Trust 1.08% Due 04/15/2016	Asset Backed Security 142,319 units	142,584
Verizon Communications Inc. 5.5% Due 02/15/2018	Corporate Bond 125,000 units	141,220
PHH Mortgage Trust Series 6% Due 07/25/2038	Collateralized Mortgage Obligation 136,513 units	141,066
Citigroup, Inc. 8.5% Due 05/22/2019	Corporate Bond 110,000 units	140,975
Sequoia Mortgage Trust Variable Rate Due 09/20/2034	Collateralized Mortgage Obligation 149,135 units	140,898
JP Morgan Mortgage Trust 2006-A2 3.75% Due 04/25/2036*	Collateralized Mortgage Obligation 138,718 units	139,609
Time Warner Inc. 4.75% Due 03/29/2021	Corporate Bond 130,000 units	138,628
Fannie Mae Series 343 Class 29 5% Due 10/01/2018	Government Mortgage Backed Security 1,789,920 units	138,286
Master Alternative Loan Trust 5.5% Pass-Through	Collateralized Mortgage Obligation 131,677 units	137,830
Comcast Corporation 6.5% Due 01/15/2017	Corporate Bond 120,000 units	137,472
DBUBS Mortgage Trust Pass Through Income Only Series 2011-Lc2 Class X-A 144A Due 07/10/2044	Commercial Mortgage Backed Security 2,414,784 units	137,350
Keycorp 5.1% Due 03/24/2021	Corporate Bond 125,000 units	136,614
JP Morgan Mortgage Trust Series 2004-S1 5.5% Due 09/25/2034*	Collateralized Mortgage Obligation 130,369 units	135,287
Trans Canada Pipelines Limited 3.8% Due 10/01/2020	Corporate Bond 130,000 units	134,567
Barclays Bank 5.2% Due 07/10/2014	Corporate Bond 130,000 units	133,246
Huntington Auto Trusts Series 2012-1 0.81% Due 09/15/2016	Asset Backed Security 132,328 units	132,654
Master Alternative Loan Trust 2004-3 6.25% Due 04/25/2034	Collateralized Mortgage Obligation 127,659 units	132,043
Centex Home Equity 4.68% Due 06/25/2032	Asset Backed Security 126,023 units	130,656
Illinois State Taxable Pension 5.1% Due 06/01/2033	Municipal/Provincial Bond 140,000 units	130,452
Fannie Mae Remic Trust 2010-49 Variable Rate Due 03/25/2040	Government Mortgage Backed Security 111,200 units	130,330
Nabors Industries Limited 4.625% Due 09/15/2021	Corporate Bond 130,000 units	130,152
MetLife Global 2.5% Due 09/29/2015	Corporate Bond 125,000 units	128,741
Bank of America Funding Corporation 7.375% Due 05/15/2014*	Corporate Bond 125,000 units	128,111
International Business Machines Corporation 7.625% Due 10/15/2018	Corporate Bond 100,000 units	125,086

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Credit Agricole SA 8.375% Floating Rate Due 08/15/2029	Corporate Bond 110,000 units	124,850
Washington Mutual Mortgage 5.5% Due 04/25/2033	Collateralized Mortgage Obligation 122,629 units	124,413
Citigroup Mortgage Loan Trust 2008-AR4 Remic Pass-Through Due 11/25/2038	Collateralized Mortgage Obligation 123,395 units	124,370
American Express Credit 5.125% Due 08/25/2014	Corporate Bond 120,000 units	123,654
Bank of Montreal 2.55% Due 11/06/2022	Corporate Bond 135,000 units	123,420
Kraft Foods Group Inc. 5.375% Due 02/10/2020	Corporate Bond 109,000 units	122,974
Goldman Sachs Group Inc. 7.5% Due 02/15/2019	Corporate Bond 100,000 units	121,797
Morgan Stanley 7.3% Due 05/13/2019	Corporate Bond 100,000 units	121,441
Ginnie Mae 2007-024 Remic Pass-Through Floating Rate Due 05/20/2037	Government Mortgage Backed Security 924,873 units	120,611
General Electric Capital Corporation 5.625% Due 05/01/2018	Corporate Bond 105,000 units	120,579
Citigroup Commercial Mortgage Trust Series 2005-C3 Due 05/15/2043	Commercial Mortgage Backed Security 115,000 units	119,731
United States Treasury Bonds 6.375% Due 08/15/27	Government Bond 90,000 units	119,503
Mercedes-Benz Auto Series 2013-1 Class A 3.78% Due 08/15/2017	Asset Backed Security 119,000 units	119,228
Ontario Province Canada 4% Due 10/07/2019	Municipal/Provincial Bond 110,000 units	119,079
Credit Suisse First Boston Securities Corporation Series 2006-C1 Floating Rate Due 02/15/2039	Commercial Mortgage Backed Security 110,000 units	118,514
Ryder System Inc. Trust 00208 3.5% Due 06/01/2017	Corporate Bond 113,000 units	118,233
Hydro-Quebec Series 8.4% Due 01/15/2022	Municipal/Provincial Bond 90,000 units	117,613
General Electric Capital Corporation 6% Due 08/07/2019	Corporate Bond 100,000 units	117,331
Morgan Stanley 6.625% Due 04/01/2018	Corporate Bond 100,000 units	117,009
Jefferies Group 8.5% Due 07/15/2019	Corporate Bond 95,000 units	115,900
Comcast Corporation 5.7% Due 07/01/2019	Corporate Bond 100,000 units	115,577
Laboratory Corporation of America Holdings 2.2% Due 08/23/2017	Corporate Bond 115,000 units	115,375
Morgan Stanley Mortgage Loan Trust 2004-2AR Due 09/25/2034	Collateralized Mortgage Obligation 117,464 units	115,199
Ameriprise Financial Inc. 4% Due 10/15/2023	Corporate Bond 115,000 units	114,659
First Investors Auto Owner Trust 2013-1 Class A-2 2 .9% Due 10/15/2018	Asset Backed Security 114,604 units	114,656
General Electric Capital Corporation 5.625% Due 09/15/2017	Corporate Bond 100,000 units	113,760
Apple Inc. 2.4% Due 05/03/2023	Corporate Bond 126,000 units	113,301
EOG Resources Inc. 2.625% Due 03/15/2023	Corporate Bond 124,000 units	112,811
British Telecommunications PLC Stepup 12/15/2030	Corporate Bond 75,000 units	111,918
Intuit Inc. 5.75% Due 03/15/2017	Corporate Bond 100,000 units	111,809
Fannie Mae 0% Due 12/01/2024	Government Mortgage Backed Security 115,498 units	111,713
Rio Tinto Financial USA 9% Due 05/01/2019	Corporate Bond 85,000 units	110,978
Praxair Inc. 1.25% Due 11/07/2018	Corporate Bond 115,000 units	109,922
Amerada Hess Corporation 7.3% Due 08/15/2031	Corporate Bond 90,000 units	109,914
Lincoln National Corporation 6.25% Due 02/15/2020	Corporate Bond 95,000 units	109,519
Wells Fargo Mortgage Backed Securities 2004-K Due 07/25/2034*	Collateralized Mortgage Obligation 109,432 units	109,419
Nordea Bank 4.875% Due 01/27/2020	Corporate Bond 100,000 units	109,293
Principal Life Global 2.25% Due 10/15/2018	Corporate Bond 110,000 units	109,127
Toronto Dominion Bank 2.2% Due 07/29/2015	Corporate Bond 105,000 units	107,783
Roche Holdings Inc. 6% Due 03/1/2019	Corporate Bond 92,000 units	107,662
Dow Chemical Company 8.55% Due 05/15/2019	Corporate Bond 83,000 units	107,169
Credit Suisse First Boston 5.125% Due 08/15/2015	Corporate Bond 100,000 units	107,161
Fannie Mae Pool #735439 6% Due 09/01/2019	Government Mortgage Backed Security 100,291 units	106,957
Banc America Commercial Mortgage Inc. 2005-6 5.195% Due 09/10/2047*	Commercial Mortgage Backed Security 100,000 units	106,454
Rabobank Nederland Variable Rate Due 12/29/2049	Corporate Bond 80,000 units	105,900
HSBC Finance Corporation 5% Due 06/30/2015	Corporate Bond 100,000 units	105,672
GMAC Commercial Mortgage Securities 5.238% Due 11/10/2045	Commercial Mortgage Backed Security 100,000 units	105,068
GS Mortgage Securities Corporation 2004-6F 5.5% Due 05/25/3034	Collateralized Mortgage Obligation 99,991 units	104,773
Massmutual Global Funding 3.125% Due 04/14/2016	Corporate Bond 100,000 units	104,676
National Australia Bank Limited 3% Due 07/27/2016	Corporate Bond 100,000 units	104,668
Peco Energy Company 2.375% Due 09/15/2022	Corporate Bond 115,000 units	104,508
Simon Property Group Inc. 6.125% Due 05/30/2018	Corporate Bond 90,000 units	104,203
Morgan Stanley 3.45% Due 02/11/2015	Corporate Bond 100,000 units	104,091
Citigroup, Inc. 6.125% Due 11/21/2017	Corporate Bond 90,000 units	103,744
Ginnie Mae Remic Series 2008-40 Floating Rate Due 05/16/2038	Government Mortgage Backed Security 599,074 units	103,639
HRPT Properties Trust 6.65% Due 01/15/2018	Corporate Bond 95,000 units	103,589
Ginnie Mae 2009-016 Remic Pass-Through Floating Rate Due 05/20/2037	Government Mortgage Backed Security 559,961 units	103,299
Ontario Province Canada 2.7% Due 06/16/2015	Municipal/Provincial Bond 100,000 units	103,289

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Total Capital 2.3% Due 03/15/2016	Corporate Bond 100,000 units	103,031
Macquarie Bank Limited 5% Due 02/22/2017	Corporate Bond 95,000 units	103,022
Daimler Financial North America LLC 2.25% Due 07/31/2019	Corporate Bond 105,000 units	102,910
EMC Corporation 2.65% Due 06/01/2020	Corporate Bond 105,000 units	102,835
Bayview Commercial Asset Trust Variable Rate Due 01/25/2036	Commercial Mortgage Backed Security 120,455 units	102,807
International Business 1.95% Due 07/22/2016	Corporate Bond 100,000 units	102,735
Commonwealth Bank of Australia 3.75% Due 10/15/2014	Corporate Bond 100,000 units	102,549
Norfolk Southern Corporation 2.903% Due 02/15/2023	Corporate Bond 111,000 units	102,528
Bank of America Corporation 5.65% Due 05/01/2018*	Corporate Bond 90,000 units	102,444
Barclays Bank 2.75% Due 02/23/2015	Corporate Bond 100,000 units	102,259
Banc of America Alternative Loan Trust 2003-5 5% Due 07/25/2018*	Collateralized Mortgage Obligation 99,244 units	102,199
MetLife Global 5.125% Due 06/10/2014	Corporate Bond 100,000 units	102,073
Bank of Nova Scotia 1.65% Due 10/29/2015	Corporate Bond 100,000 units	101,960
Freeport-McMoran 2.15% Due 03/01/2017	Corporate Bond 101,000 units	101,658
Residential Accredited Loans Inc. Pass-Through 5% Due 03/25/2019	Collateralized Mortgage Obligation 98,059 units	101,242
Michigan Indiana Power Company 7% Due 03/15/2019	Corporate Bond 85,000 units	101,089
Pfizer Inc. 6.2% Due 03/15/2019	Corporate Bond 85,000 units	100,762
Morgan Stanley 5.5% Due 07/28/2021	Corporate Bond 90,000 units	100,571
Master Asset Security Trust 2003-6 5% Due 07/25/2023	Collateralized Mortgage Obligation 95,229 units	100,459
Schlumberger Oilfield UK PLC 4.2% Due 01/15/2021	Corporate Bond 95,000 units	100,414
National Semiconductor 6.6% Due 06/15/2017	Corporate Bond 85,000 units	99,336
Sempra Energy 9.8% Due 02/15/2019	Corporate Bond 75,000 units	99,078
Banc America Mortgage Securities Inc. 2004-C 3.73055% Due 04/25/2034*	Collateralized Mortgage Obligation 98,999 units	98,980
American Honda Finance Corporation Bond 1.6% Due 02/16/2018	Corporate Bond 100,000 units	98,479
Devon Energy Corporation 7.95% Due 04/15/2032	Corporate Bond 75,000 units	97,610
Kroger Company 3.4% Due 04/15/2022	Corporate Bond 100,000 units	96,998
Banc America Mortgage Securities Inc. 2004-3 Pass-Through 5.5% Due 04/25/2034*	Collateralized Mortgage Obligation 94,520 units	95,920
CVS Caremark Corporation 4% Due 12/05/2023	Corporate Bond 96,000 units	95,797
MetLife Global 3.875% Due 04/11/2022	Corporate Bond 95,000 units	95,795
American Express Company 7% Due 03/19/2018	Corporate Bond 80,000 units	95,587
Federal Home Loan Mortgage Corporation Pool 5.891% Due 08/01/2037	Government Mortgage Backed Security 89,842 units	94,855
CPS Auto 1.59% Due 03/16/2020	Asset Backed Security 95,847 units	94,832
Boeing Company 6% Due 03/15/2019	Corporate Bond 80,000 units	94,228
Diageo Capital PLC 4.828% Due 07/15/2020	Corporate Bond 85,000 units	94,125
Bank of America Corporation 3.3% Due 01/11/2023*	Corporate Bond 99,000 units	93,680
Master Asset Security Trust 5.25% Due 07/25/2019	Collateralized Mortgage Obligation 91,087 units	93,373
General Electric Capital Corporation 2.1% Due 12/11/2019	Corporate Bond 96,000 units	93,342
Deutsche Telekom International 5.75% Due 03/23/2016	Corporate Bond 85,000 units	93,327
Shell International Finance 4.375% Due 03/25/2020	Corporate Bond 85,000 units	93,181
Aflac Inc. 3.625% Due 06/15/2023	Corporate Bond 96,000 units	92,926
Wyeth 5.95% Due 04/01/2037	Corporate Bond 80,000 units	92,736
Port Authority NY & NJ 5.647% Due 11/01/2040	Municipal/Provincial Bond 85,000 units	92,670
FirstEnergy Corporation 7.375% Due 11/15/2031	Corporate Bond 85,000 units	92,360
GS Mortgage Securities Corporation 2005-RP2 Variable Rate Due 03/25/2035	Collateralized Mortgage Obligation 108,522 units	91,993
Banc America Alternative Loan Trust 2004-6 5% Due 07/25/2019*	Collateralized Mortgage Obligation 90,268 units	91,909
HSBC Holdings PLC 4.875% Due 01/14/2022	Corporate Bond 85,000 units	91,725
AIG Sun America Global Financing X 6.9% Due 03/15/2032	Corporate Bond 75,000 units	90,929
Apache Corporation 6% Due 01/15/2037	Corporate Bond 80,000 units	90,692
Ontario Province Canada 0.95% Due 05/26/2015	Municipal/Provincial Bond 90,000 units	90,692
Massmutual Global Funding 2.5% Due 10/17/2022	Corporate Bond 100,000 units	90,320
Canadian Pacific Railway Limited 7.125% Due 10/15/2031	Corporate Bond 75,000 units	90,193
PNC FDG Corporation 6.7% Due 06/10/2019	Corporate Bond 75,000 units	90,088
Verizon Maryland Inc. 5.125% Due 06/15/2033	Corporate Bond 95,000 units	90,070
Morgan Stanley Mortgage Loan Trust 2004-2AR 5% Due 09/25/2034	Collateralized Mortgage Obligation 88,516 units	90,062
Ginnie Mae Remic Series 2008-073 Floating Rate Due 08/20/2038	Government Mortgage Backed Security 505,550 units	89,836
Time Warner Cable Inc. 6.75% Due 07/01/2018	Corporate Bond 80,000 units	89,715
United Technologies Corporation 6.125% Due 02/01/2019	Corporate Bond 75,000 units	88,530
Teva 3.65% Due 11/10/2021	Corporate Bond 90,000 units	88,274

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Oncor Electric Delivery Company 6.8% Due 09/01/2018	Corporate Bond 75,000 units	88,142
CenterPoint Energy 6.5% Due 05/01/2018	Corporate Bond 75,000 units	87,511
Blackrock Inc. 6.25% Due 09/15/2017*	Corporate Bond 75,000 units	87,021
Ohio State University General Receipts Bond 4.8% Due 06/01/2111	Municipal/Provincial Bond 100,000 units	87,017
Ginnie Mae 2007-058 Remic Pass-Through Floating Rate Due 10/20/2037	Government Mortgage Backed Security 518,480 units	86,877
Berkshire Hathaway Inc. 3.4% Due 01/31/2022	Corporate Bond 87,000 units	86,538
PPL Energy Supply LLC 4.6% Due 12/15/2021	Corporate Bond 90,000 units	86,485
BB&T Corporation 5.2% Due 12/23/2012	Corporate Bond 80,000 units	86,441
GlaxoSmithKline 5.65% Due 05/15/2018	Corporate Bond 75,000 units	86,336
Baker Hughes Inc. 7.5% Due 11/15/2018	Corporate Bond 70,000 units	86,244
Fannie Mae Remic Trust Pass-Through Variable Rate Due 01/25/2040	Government Mortgage Backed Security 654,543 units	86,067
SNAAC Auto 1.14% Due 07/16/2018	Asset Backed Security 86,132 units	86,063
Pacific Gas & Electric Company 6.05% Due 03/01/2034	Corporate Bond 75,000 units	85,912
MidAmerican Energy 5.3% Due 03/15/2018	Corporate Bond 75,000 units	84,998
Residential FDG Mortgage Securities I Inc. 2003-S4 5.75% Due 03/25/2033	Collateralized Mortgage Obligation 83,488 units	84,438
Banc America Mortgage Securities Inc. 5% Due 06/25/2019*	Collateralized Mortgage Obligation 81,561 units	84,071
Wells Fargo Mortgage Backed Securities 2004-EE Trust Variable Rate Due 12/25/2034*	Collateralized Mortgage Obligation 83,698 units	84,008
Fannie Mae Remic Trust 2005-103 Variable Rate Due 07/25/2035	Government Mortgage Backed Security 71,391 units	83,852
Time Warner Cable Inc. 8.75% Due 02/14/2019	Corporate Bond 70,000 units	83,499
Petro-Canada 7.875% Due 06/15/2026	Corporate Bond 65,000 units	83,484
Halliburton Company 3.5% Due 08/01/2023	Corporate Bond 86,000 units	83,366
Anheuser-Busch 5.375% Due 11/15/2014	Corporate Bond 80,000 units	83,322
WEA Finance LLC 6.75% Due 09/02/2019	Corporate Bond 70,000 units	83,230
Nelnet Student Loan Trust Floating Rate Due 04/25/2024	Asset Backed Security 80,000 units	83,074
Comcast Corporation 5.9% Due 03/15/2016	Corporate Bond 75,000 units	82,829
Berkshire Hathaway Inc. 3.2% Due 02/11/2015	Corporate Bond 80,000 units	82,456
Citigroup, Inc. 4.5% Due 01/14/2022	Corporate Bond 77,000 units	81,598
Ginnie Mae 2010-001 Remic Pass-Through Floating Rate Due 08/16/2039	Government Mortgage Backed Security 677,249 units	81,109
GTP Acquisition Partners I, LLC 4.347% Due 06/15/2016	Corporate Bond 77,000 units	81,040
Royal Bank of Scotland 6.4% Due 10/21/2019	Corporate Bond 70,000 units	80,663
Ginnie Mae 2009-106 Floating Rate Due 06/20/2037	Government Mortgage Backed Security 468,647 units	80,278
Capital One Financial Corporation 4.75% Due 07/15/2021	Corporate Bond 75,000 units	79,751
Anheuser-Busch 6.875% Due 11/15/2019	Corporate Bond 65,000 units	79,685
Goldman Sachs Group Inc. 3.3% Due 05/03/2015	Corporate Bond 77,000 units	79,335
PNC Financial Services Group Inc. Senior Note Due 11/09/2022	Corporate Bond 85,000 units	78,940
Republic Services Inc. 5.5% Due 09/15/2019	Corporate Bond 70,000 units	78,767
Ginnie Mae Floating 2004-86 Remic Pass-Through Due 09/20/2034	Government Mortgage Backed Security 516,064 units	78,214
United States Treasury Bonds Inflation Index 2% Due 01/15/2026	Index Linked Government Bond 60,000 units	78,165
Medco Health 4.125% Due 09/15/2020	Corporate Bond 75,000 units	77,658
Virginia Electric & Power Company 2.95% Due 01/15/2022	Corporate Bond 80,000 units	77,291
Ginnie Mae 2006-26 Remic 0% Due 06/20/2036	Government Mortgage Backed Security 89,339 units	77,225
Ginnie Mae Remic Series 2007-16 Floating Rate Due 04/20/2037	Government Mortgage Backed Security 444,832 units	76,987
General Electric Capital Corporation 5.9% Due 05/13/2014	Corporate Bond 75,000 units	76,517
Macys Retail Holdings 7.45% Due 07/15/2017	Corporate Bond 65,000 units	76,017
Statoil ASA 2.65% Due 01/15/2024	Corporate Bond 84,000 units	75,768
Kaupthing Bank 7.625% Due 12/31/2040	Corporate Bond 310,000 units	75,175
Fannie Mae Remic Series 2004-36 Due 05/25/2034	Government Mortgage Backed Security 54,405 units	75,108
Federal Home Loan Mortgage Corporation Multiclass Preassign 00121 0% Due 07/15/2036	Government Mortgage Backed Security 80,867 units	74,270
Burlington Northern and Santa Fe Railway Company 3.45% Due 09/15/2021	Corporate Bond 75,000 units	74,069
Fannie Mae Remic Trust 1997-89 7% Due 12/20/2027	Government Mortgage Backed Security 336,961 units	73,742
Ginnie Mae 2008-087 Remic Pass-Through 6.5% Due 10/20/2038	Government Mortgage Backed Security 338,740 units	73,169
Ginnie Mae 2009-072 Remic Pass-Through Floating Rate Due 08/16/2039	Government Mortgage Backed Security 463,641 units	73,113
Verizon Communications Inc. 6.4% Due 02/15/2038	Corporate Bond 65,000 units	72,993
Springleaf Mortgage Loan Trust 1.57% Due 12/25/2059	Collateralized Mortgage Obligation 72,511 units	72,225
NextEra Energy Capital Holdings Inc. 3.625% Due 06/15/2023	Corporate Bond 75,000 units	70,346
Federal Home Loan Mortgage Corporation Series 3201 Floating Rate Due 08/15/2036	Government Mortgage Backed Security 506,594 units	70,303

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
HSBC Home Equity Loan Trust Series 2006-1 Due 01/20/2036	Asset Backed Security 72,037 units	70,182
Diamond Offshore Drilling Inc. 3.45% Due 11/01/2023	Corporate Bond 72,000 units	69,512
GMAC Mortgage Loan Trust 2003-J10 4.75% Due 01/25/2019	Collateralized Mortgage Obligation 69,404 units	69,003
Fannie Mae Remic Trust 2001-38 Principal Only Due 08/25/2031	Government Mortgage Backed Security 71,929 units	68,127
Citigroup, Inc. 6.01% Due 01/15/2015	Corporate Bond 64,000 units	67,395
Federal Home Loan Mortgage Corporation Series 2934 Principal Only Due 02/15/2020	Government Mortgage Backed Security 68,934 units	66,763
Citigroup Mortgage Loan Trust 2003-1 5.25% Due 09/25/2033	Collateralized Mortgage Obligation 65,119 units	66,711
Morgan Stanley Capital I Trust Due 02/12/2044	Commercial Mortgage Backed Security 12,901,047 units	66,182
Federal Home Loan Mortgage Corporation Multiclass 0% Due 11/15/2037	Government Mortgage Backed Security 71,459 units	65,978
Washington Mutual Variable Rate Pass-Through Due 09/25/2033	Collateralized Mortgage Obligation 64,815 units	65,399
Time Warner Cable Inc. 7.3% Due 07/01/2038	Corporate Bond 65,000 units	64,817
Merrill Lynch Mortgage Trust Series 2005-LC1 Due 01/12/2044*	Commercial Mortgage Backed Security 60,000 units	64,301
Hewlett-Packard Company 6% Due 09/15/2041	Corporate Bond 64,000 units	64,123
Fannie Mae Remic Trust 2008-91 Floating Rate Due 03/25/2038	Government Mortgage Backed Security 563,565 units	62,909
Wells Fargo Mortgage Backed Securities 2003-F Variable Rate Due 06/25/2033*	Collateralized Mortgage Obligation 63,101 units	62,777
The Home Depot Inc. 3.75% Due 02/15/2024	Corporate Bond 63,000 units	62,706
Ally Auto 1.55% Due 10/15/2014	Asset Backed Security 62,055 units	62,221
Federal Home Loan Mortgage Corporation Series 2684 0% Due 01/15/2033	Government Mortgage Backed Security 62,155 units	62,032
Ginnie Mae 2008-091 Remic Pass-Through 6.5% Due 11/20/2038	Government Mortgage Backed Security 304,287 units	61,688
HCP Inc. 4.25% Due 11/15/2023	Corporate Bond 63,000 units	61,626
Federal Home Loan Mortgage Corporation Series 3784 Floating Rate Due 07/15/2023	Government Mortgage Backed Security 435,979 units	60,680
Federal Home Loan Mortgage Corporation Series 3253 Principal Only Due 12/15/2021	Government Mortgage Backed Security 60,710 units	60,571
Microsoft Corporation 3.625% Due 12/15/2023	Corporate Bond 60,000 units	60,094
JP Morgan Remic Series 2010-4 Variable Rate Due 08/26/2035*	Collateralized Mortgage Obligation 58,673 units	58,576
Bear Stearns Commercial Mortgage Securities Inc. Series 2005-PWR9 4.871% Due 09/15/2015	Commercial Mortgage Backed Security 55,000 units	57,696
MidAmerican Energy Holdings Company 3.75% Due 11/15/2023	Corporate Bond 59,000 units	57,542
Fannie Mae Remic Pass-Through Trust 2009-112 Floating Rate Due 01/25/2040	Government Mortgage Backed Security 430,465 units	56,603
Fannie Mae Series 390 Variable Rate Due 06/25/2038	Government Mortgage Backed Security 306,993 units	56,115
The Mosaic Company 5.45% Due 11/15/2033	Corporate Bond 55,000 units	56,037
Federal Home Loan Mortgage Corporation Series 3747 4.5% Due 07/15/2037	Government Mortgage Backed Security 479,976 units	55,997
Ginnie Mae 2007-059 Remic Pass-Through Due 04/20/2037	Government Mortgage Backed Security 399,461 units	55,523
AGL Capital Corporation 5.875% Due 03/15/2041	Corporate Bond 50,000 units	54,842
Duke Energy Corporation 4.3% Due 06/15/2020	Corporate Bond 50,000 units	53,616
Ginnie Mae 2002-41 Remic Trust Floating Rate Due 06/16/2032	Government Mortgage Backed Security 273,539 units	53,431
Federal Home Loan Mortgage Corporation Floating Rate Due 10/15/2040	Government Mortgage Backed Security 310,981 units	53,049
Verizon Communications Inc. 6.4% Due 09/15/2033	Corporate Bond 46,000 units	52,906
Sempra Energy Company 4.05% Due 12/01/2023	Corporate Bond 53,000 units	52,334
Potash Corporation of Saskatchewan Inc. 3.25% Due 12/01/2017	Corporate Bond 50,000 units	52,174
NiSource Finance Corporation 5.65% Due 02/01/2045	Corporate Bond 50,000 units	51,217
CWMBS Inc. 4% Due 08/25/2033	Collateralized Mortgage Obligation 50,957 units	51,143
Hewlett-Packard Company 4.65% Due 12/09/2021	Corporate Bond 49,000 units	50,454
Fannie Mae Pool #550389 6.45% Due 09/01/2030	Government Mortgage Backed Security 43,092 units	49,665
Ginnie Mae Remic Series 2006-26 Due 06/20/2036	Government Mortgage Backed Security 318,695 units	48,625
Citigroup, Inc. 6.875% Due 03/05/2038	Corporate Bond 39,000 units	47,958
Fannie Mae Series 331 Variable Rate Due 02/01/2033	Government Mortgage Backed Security 180,012 units	47,523
Fannie Mae Remic Trust 2006-20 Variable Rate Due 04/25/2036	Government Mortgage Backed Security 289,234 units	46,830
Federal Home Loan Mortgage Corporation Adjustable Rate Due 05/01/2037	Government Mortgage Backed Security 43,852 units	46,626
Federal Home Loan Mortgage Corporation Series 3218 Floating Rate Due 09/15/2026	Government Mortgage Backed Security 285,616 units	46,158
Ginnie Mae 2010-014 Remic Pass-Through Principal Only Due 12/20/2032	Government Mortgage Backed Security 48,745 units	45,634
Federal Home Loan Mortgage Corporation Preassign 00890 Due 04/15/2036	Government Mortgage Backed Security 48,851 units	44,786
Ginnie Mae 2010-014 0% Due 03/20/2036	Government Mortgage Backed Security 45,100 units	44,703
Ginnie Mae Remic Series 2008-79 Floating Rate Due 09/20/2038	Government Mortgage Backed Security 268,138 units	44,693
Indymac Mortgage Backed Securities Inc. 4.75% Due 02/25/2019	Asset Backed Security 42,039 units	43,052
Ginnie Mae 2006-023 Remic Floating Rate Due 01/20/2036	Government Mortgage Backed Security 406,040 units	42,794

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Federal Home Loan Mortgage Corporation Series 3117 Principal Only Due 02/15/2036	Government Mortgage Backed Security 46,073 units	42,142
Federal Home Loan Mortgage Corporation Preassign 00603 5% Due 02/15/2020	Government Mortgage Backed Security 427,393 units	41,776
Verizon Communications Inc. 4.5% Due 09/15/2020	Corporate Bond 39,000 units	41,752
Federal Home Loan Mortgage Corporation Pool #M30285 5% Due 02/01/2018	Government Mortgage Backed Security 39,419 units	41,028
Equity One ABS Inc. 5.05% Due 09/25/2033	Asset Backed Security 40,660 units	40,996
Federal Home Loan Mortgage Corporation Principal Only Due 12/15/2032	Government Mortgage Backed Security 41,151 units	39,976
Sequoia Mortgage Trust 2011-1 Pass-Through Floating Rate Due 02-25-2041	Collateralized Mortgage Obligation 39,824 units	39,807
Prime Mortgage Trust 2004-2 Pass-Through 4.75% Due 11/25/2019	Collateralized Mortgage Obligation 37,680 units	39,053
Ginnie Mae 2008-060 Remic Pass-Through 5.5% Due 07/20/2038	Government Mortgage Backed Security 35,000 units	38,748
Chase FDG Mortgage Loan 4.499% Due 08/25/2030	Asset Backed Security 38,332 units	38,461
Federal Home Loan Mortgage Corporation Pool #G02809 3.5% Due 05/01/2036	Government Mortgage Backed Security 33,932 units	38,168
Fannie Mae Remic 390 6% Due 07/25/2023	Government Mortgage Backed Security 343,316 units	36,168
Ginnie Mae 6% Due 06/20/2032	Government Mortgage Backed Security 33,389 units	35,772
Federal Home Loan Mortgage Corporation Series 3117 Due 02/15/2036	Government Mortgage Backed Security 39,602 units	35,294
Fannie Mae Pool #550387 6.45% Due 08/01/2030	Government Mortgage Backed Security 30,505 units	35,147
SunTrust Banks Inc. 2.35% Due 11/01/2018	Corporate Bond 35,000 units	34,815
Fannie Mae Preassign 00506 6% Due 04/25/2017	Government Mortgage Backed Security 32,571 units	34,319
Federal Home Loan Mortgage Corporation Pool #G13390 6% Due 01/01/2024	Government Mortgage Backed Security 31,279 units	34,125
Freddie Mac Series 2643 Floating Rate Due 03/15/2032	Government Mortgage Backed Security 16,070 units	34,115
Federal Home Loan Mortgage Corporation Series 10 Due 07/15/2019	Government Mortgage Backed Security 30,700 units	34,059
Fannie Mae Remic Trust 2010-35 Variable Rate Due 04/25/2040	Government Mortgage Backed Security 232,759 units	33,611
Federal Home Loan Mortgage Corporation Series 2650 Principal Only Due 12/15/2032	Government Mortgage Backed Security 34,309 units	33,598
Berkshire Hathaway Inc. 2.9% Due 10/15/2020	Corporate Bond 33,000 units	32,726
Health Care REIT Inc. 4.5% Due 01/15/2024	Corporate Bond 33,000 units	32,582
Rogers Cable Inc. 8.75% Due 05/01/2032	Corporate Bond 25,000 units	32,411
IntercontinentalExchange Group Inc. 4% Due 10/15/2023	Corporate Bond 32,000 units	32,190
Federal Home Loan Mortgage Corporation Series 3593 Floating Rate Due 11/15/2024	Government Mortgage Backed Security 271,144 units	31,921
Banc America Mortgage Securities Inc. 2004-11 5.75% Due 12/25/2024*	Collateralized Mortgage Obligation 30,767 units	31,643
Federal Home Loan Mortgage Corporation Pool 5.5% Due 11/1/2035	Government Mortgage Backed Security 27,988 units	30,574
Federal Home Loan Mortgage Corporation Series 3171 Principal Only Due 06/15/2036	Government Mortgage Backed Security 32,948 units	30,039
Glitnir Banki HF Medium Term In Default 6.375% Due 09/25/2012	Corporate Bond 100,000 units	29,250
Ginnie Mae 2003-018 Floating Rate Due 09/20/2032	Government Mortgage Backed Security 24,911 units	28,613
AGL Capital Corporation 5.25% Due 08/15/2019	Corporate Bond 25,000 units	27,974
Fannie Mae Preassign 00869 Variable Rate Due 12/25/2032	Government Mortgage Backed Security 21,849 units	27,713
Magellan Midstream Partners LP 5.15% Due 10/15/2043	Corporate Bond 28,000 units	27,599
Federal Home Loan Mortgage Corporation Pool 5.697% Due 04/01/2037	Government Mortgage Backed Security 25,150 units	27,024
The Charles Schwab Corporation 4.45% Due 07/22/2020	Corporate Bond 25,000 units	27,024
Alabama Power Company 3.55% Due 12/01/2023	Corporate Bond 27,000 units	26,499
Federal Home Loan Mortgage Corporation Multiclass Series 2611 Floating Rate Due 05/15/2033	Government Mortgage Backed Security 26,140 units	26,485
Nordstrom, Inc. 4% Due 10/15/2021	Corporate Bond 25,000 units	25,929
Ecolab Inc. 4.35% Due 12/08/2021	Corporate Bond 25,000 units	25,923
Thermo Fisher Scientific Inc. 4.15% Due 02/01/2024	Corporate Bond 25,000 units	24,762
Fannie Mae Pool 5.5% Due 06/1/2036	Government Mortgage Backed Security 22,017 units	24,239
Fannie Mae Pool #745948 6.5% Due 10/01/2036	Government Mortgage Backed Security 21,289 units	23,641
Fannie Mae Pool 5.5% Due 02/1/2036	Government Mortgage Backed Security 21,414 units	23,559
Ginnie Mae 2009-010 Remic Pass-Through Floating Rate Due 03/16/2034	Government Mortgage Backed Security 223,925 units	23,338
Fannie Mae Remic Trust 1993-G17 Variable Rate Due 04/25/2023	Government Mortgage Backed Security 114,217 units	21,824
Fannie Mae Remic Trust 2009-15 Variable Rate Due 03/25/2024	Government Mortgage Backed Security 185,854 units	21,720
Public Service Company of New Hampshire 3.5% Due 11/01/2023	Corporate Bond 22,000 units	21,541
Nucor Corporation 4% Due 08/01/2023	Corporate Bond 22,000 units	21,476
Ensco PLC 4.7% Due 03/15/2021	Corporate Bond 20,000 units	21,155
Bank of America Corporation 4.1% Due 07/24/2023*	Corporate Bond 21,000 units	21,089
Aon Corporation 3.5% Due 09/30/2015	Corporate Bond 20,000 units	20,874
Fannie Mae Preassign 00464 Due 01/25/2036	Government Mortgage Backed Security 20,805 units	20,272
Fannie Mae Floating Rate 2007-88 Due 09/25/2037	Government Mortgage Backed Security 141,905 units	19,733

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
United States Treasury Bonds Inflation Index 3.875% Due 04/15/2029	Index Linked Government Bond 10,000 units	19,471
Federal Home Loan Mortgage Corporation Pool #M30277 5% Due 11/01/2017	Government Mortgage Backed Security 18,276 units	19,021
Cameron International Corporation 4% Due 12/15/2023	Corporate Bond 19,000 units	18,776
Fannie Mae Remic Trust 1997-30 8% Due 05/18/2027	Government Mortgage Backed Security 90,639 units	18,301
Ginnie Mae 2003-112 Floating Rate Due 10/20/2032	Government Mortgage Backed Security 209,611 units	17,948
Fannie Mae Remic Trust 2012-132 Variable Rate Due 12/25/2042	Government Mortgage Backed Security 17,505 units	17,884
Federal Home Loan Mortgage Corporation Series 3306 Floating Rate Due 04/15/2037	Government Mortgage Backed Security 17,771 units	17,138
Mercedes-Benz Auto Receivables Trust 2011-1CI .85% Due 03/15/2015	Asset Backed Security 16,572 units	16,583
Shell International Finance BV 3.4% Due 08/12/2023	Corporate Bond 17,000 units	16,569
First Horizon Pass-Through Series 2003-7 4.5% Due 09/25/2018	Collateralized Mortgage Obligation 15,973 units	16,381
Fannie Mae Remic Trust 2010-43 4.5% Due 02/25/2025	Government Mortgage Backed Security 168,866 units	14,833
Federal Home Loan Mortgage Corporation Multiclass Floating Rate Due 04/15/2037	Government Mortgage Backed Security 15,369 units	14,558
PSEG Power LLC 4.3% Due 11/15/2023	Corporate Bond 14,000 units	13,937
Shell International Finance 4.55% Due 08/12/2043	Corporate Bond 13,000 units	12,679
Fannie Mae Preassign 00470 7% Due 06/25/2033	Government Mortgage Backed Security 51,117 units	12,266
DTAuto Owner Trust Series 2012-2 0.91% Due 11/16/2015	Asset Backed Security 12,041 units	12,041
Chubb Corporation 5.75% Due 05/15/2018	Corporate Bond 10,000 units	11,494
Statoil ASA 2.9% Due 11/08/2020	Corporate Bond 11,000 units	10,928
Duke Realty Corporation 3.875% Due 02/15/2021	Corporate Bond 11,000 units	10,853
Federal Home Loan Mortgage Corporation Pool #M30262 5% Due 03/01/2017	Government Mortgage Backed Security 10,150 units	10,121
First Franklin Mortgage Loan Trust Series 2005-FF9 Floating Rate Due 10/25/2035	Asset Backed Security 9,895 units	9,893
Fannie Mae 5% Due 03/25/2023	Government Mortgage Backed Security 127,529 units	9,889
Ginnie Mae 2008-071 Remic Pass-Through Floating Rate Due 08/20/2038	Government Mortgage Backed Security 65,834 units	9,715
Fannie Mae Remic Series 2008-80 5.60825% Due 09/25/2038	Government Mortgage Backed Security 74,650 units	9,355
Fannie Mae 2009-18 5% Due 03/25/2024	Government Mortgage Backed Security 105,928 units	9,181
AT&T Inc. 4.35% Due 06/15/2045	Corporate Bond 10,000 units	8,466
Fannie Mae Preassign 00033 5% Due 03/25/2032	Government Mortgage Backed Security 8,205 units	8,259
Santander Drive Auto Receivables Trust 2010-A3 1.83% Due 11/17/2014	Asset Backed Security 6,987 units	6,992
Federal Home Loan Mortgage Corporation Series 3219 6% Due 04/15/2036	Government Mortgage Backed Security 37,289 units	6,639
Fannie Mae Remic Trust 2008-53 Variable Rate Due 07/25/2038	Government Mortgage Backed Security 38,056 units	6,231
Fannie Mae Remic Series 2009-9 5% Due 02/25/2024	Government Mortgage Backed Security 56,841 units	5,610
Ginnie Mae 2001-53 Remic Trust Due 10/20/2031	Government Mortgage Backed Security 69,395 units	5,096
Wells Fargo Mortgage Backed Securities 2004-BB Trust Due 01/25/2035*	Collateralized Mortgage Obligation 5,005 units	5,004
Bear Stearns Asset Backed Security Trust Adjustable Rate Due 12/25/2033	Asset Backed Security 4,595 units	4,508
Federal Home Loan Mortgage Corporation Preassign 00482 6.5% Due 03/15/2033	Government Mortgage Backed Security 19,461 units	4,053
Residential Asset Mortgage Products Inc. Floating Rate Due 03/25/2033	Asset Backed Security 1,837 units	1,607
Ginnie Mae 2010-014 Remic Pass-Through Principal Only Due 06/16/2033	Government Mortgage Backed Security 761 units	761
John Deere Owner Trust 1.28999996185% Due 01/15/2016	Asset Backed Security 689 units	690
NT Collective Short Term Investment Fund*	Collective trust fund 515 units	515
Ginnie Mae 2003-076 Remic Pass-Through Variable Rate Due 09/20/2031	Government Mortgage Backed Security 12,308 units	136
Total Fixed Income Asset Class			222,621,882

Fixed Income Index Asset Class:
NT Collective Aggregate Bond Index Fund - Non Lending*	Collective trust fund 635,969 units	78,879,233
Total Fixed Income Index Asset Class			78,879,233

High Yield Asset Class:
Blackrock High Yield Bond Fund	Mutual Fund 4,874,683 shares	40,069,890
NT Collective Short Term Investment Fund*	Collective trust fund 8,897,039 units	8,897,039
Schaeffler Holding Finance BV 6.875% Due 08/15/18	Corporate Bond 640,000 units	678,399
Texas Industries Inc. 9.25% Due 08/15/2020	Corporate Bond 460,000 units	512,324
Virgin Media Finance PLC 5.25% Due 01/15/2021	Corporate Bond 435,000 units	443,807
Lions Gate Entertainment Corporation Lions Gate7/13 2Nd Lien Term Ln 07/17/2020	Bank Loans 400,000 units	401,999
Chassix Inc. 9.25% Due 08/01/2018	Corporate Bond 365,000 units	388,724
TMX Finance LLC 8.5% Due 09/15/2018	Corporate Bond 360,000 units	383,399

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Crown Castle International Corporation 5.25% Due 01/15/2023	Corporate Bond 375,000 units	367,499
Carlson Wagonlit Travel BV 6.875% Due 06/15/2019	Corporate Bond 345,000 units	357,937
DineEquity Inc. 9.5% Due 10/30/2018	Corporate Bond 320,000 units	355,199
Sprint Capital Corporation 6.875% Due 11/15/2028	Corporate Bond 365,000 units	344,012
Phibro Animal Health 9.25% Due 07/01/2018	Corporate Bond 315,000 units	335,474
Cogent Comunications Group Inc. 8.375% Due 02/15/2018	Corporate Bond 300,000 units	325,499
RRI Energy Inc. 7.875% Due 06/15/2017	Corporate Bond 290,000 units	318,999
Alliance Data System Corporation 6.375% Due 04/01/2020	Corporate Bond 300,000 units	314,249
Smurfit KAPPA Funding PLC 7.5% Due 11/20/2025	Corporate Bond 270,000 units	295,312
Nationstar Mortgage LLC 8.375% Due 08/01/2018	Corporate Bond 280,000 units	291,199
PHH Corporation 9.25% Due 03/01/2016	Corporate Bond 255,000 units	290,062
Seagate HDD Cayman 4.75% Due 06/01/2023	Corporate Bond 300,000 units	280,499
PetroQuest Energy Inc. 10% Due 09/01/2017	Corporate Bond 265,000 units	274,937
Satelites 9.5% Due 05/15/2017	Corporate Bond 255,000 units	274,124
Brunswick Corporation 4.625% Due 05/15/2021	Corporate Bond 285,000 units	272,174
Rex Energy Corporation 8.875% Due 12/01/2020	Corporate Bond 240,000 units	262,799
Florida East Coast Railway Company 8.125% Due 02/01/2017	Corporate Bond 250,000 units	260,937
Boise Cascade Company 6.375% Due 11/01/2020	Corporate Bond 245,000 units	257,862
Nova Chemicals Corporation 5.25% Due 08/01/2023	Corporate Bond 250,000 units	257,500
Telecable Videotron Ltee 5% Due 07/15/2022	Corporate Bond 250,000 units	244,375
NCR Corporation 5% Due 07/15/2022	Corporate Bond 255,000 units	242,569
Jeld-Wen Escrow Corporation, Inc. 12.25% Due 10/15/2017	Corporate Bond 205,000 units	232,675
Hecla Mining Company 6.875% Due 05/01/2021	Corporate Bond 240,000 units	230,400
TW Telecom Holdings Inc. 5.375% Due 10/01/2022	Corporate Bond 230,000 units	225,975
General Motors Financial Company Inc. 3.25% Due 05/15/2018	Corporate Bond 225,000 units	225,000
D R Horton Inc. 5.75% Due 08/15/2023	Corporate Bond 220,000 units	223,850
William Carter Company 5.25% Due 08/15/2021	Corporate Bond 220,000 units	223,300
NAI Entertainment Holding LLC 5% Due 08/01/2018	Corporate Bond 215,000 units	221,988
Kaiser Aluminum Corporation 8.25% Due 06/01/2020	Corporate Bond 195,000 units	220,350
Allegy 5.875% Due 08/15/2023	Corporate Bond 215,000 units	217,136
PDC Energy Inc. 7.75% Due 10/15/2022	Corporate Bond 200,000 units	216,000
Equinix Inc. 5.375% Due 04/01/2023	Corporate Bond 220,000 units	215,050
SBA Communications Corporation 8.25% Due 08/15/2019	Corporate Bond 200,000 units	214,500
American Tire Distributors Inc. 9.75% Due 06/01/2017	Corporate Bond 200,000 units	212,000
CONSOL Energy Inc. 8% Due 04/01/2017	Corporate Bond 200,000 units	210,750
MetroPCS Communications, Inc. 6.625% Due 04/01/2023	Corporate Bond 200,000 units	206,500
Calmulet Specialty Products Partners LP 9.375% Due 05/01/2019	Corporate Bond 185,000 units	205,350
Algeco Scotsman 10.75% Due 10/15/2019	Corporate Bond 185,000 units	195,175
Linn Energy LLC 6.5% Due 05/15/2019	Corporate Bond 190,000 units	193,800
Exide Technologies 8.625% Due 02/01/2018	Corporate Bond 270,000 units	193,050
Concho Resources Inc. 5.5% Due 10/01/2022	Corporate Bond 185,000 units	191,013
Arch Coal Inc. 7% Due 06/15/2019	Corporate Bond 240,000 units	190,800
Algeco Scotsman Global Finance PLC 8.5% Due 10/15/2018	Corporate Bond 175,000 units	189,438
Fidelity & Guaranty Life Holdings Inc. 6.375% Due 04/01/2021	Corporate Bond 180,000 units	189,000
Alphabet Holding Company Inc. 7.75% Due 11/01/2017	Corporate Bond 183,000 units	188,719
American Equity Investment Life Holding Co. 6.625% Due 07/15/2021	Corporate Bond 180,000 units	188,100
CBRE Services Inc. 5% Due 03/15/2023	Corporate Bond 195,000 units	187,444
AAR Corp 7.25% Due 01/15/2022	Corporate Bond 175,000 units	187,250
Affinity Gaming Finance Corp 9% Due 05/15/2018	Corporate Bond 175,000 units	187,250
Valeant Pharmaceuticals International, Inc. 6.875% Due 12/01/2018	Corporate Bond 175,000 units	187,250
CCO Holdings LLC 5.25% Due 09/30/2022	Corporate Bond 200,000 units	186,750
NuStar Logistics LP 6.75% Due 02/01/2021	Corporate Bond 180,000 units	185,745
Vulcan Materials Company 6.5% Due 12/01/2016	Corporate Bond 165,000 units	184,800
Hughes Satellite 7.625% Due 06/15/2021	Corporate Bond 165,000 units	183,975
Briggs & Stratton Corporation 6.875% Due 12/15/2020	Corporate Bond 167,000 units	183,491
Headwaters Inc. 7.625% Due 04/01/2019	Corporate Bond 170,000 units	183,175
Scotts Miracle-Gro Company 6.625% Due 12/15/2020	Corporate Bond 170,000 units	183,175
Oasis Petroleum Inc. 7.25% Due 02/01/2019	Corporate Bond 170,000 units	182,750

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
FGI Operating Company LLC 7.875% Due 05/01/2020	Corporate Bond 170,000 units	181,900
Cooper-Standard Holdings Inc. 7.375% Due 04/01/2018	Corporate Bond 180,000 units	180,900
Mueller Water Products Inc. 8.75 Due 09/01/2020	Corporate Bond 160,000 units	179,200
Quebecor Media Inc. 5.75% Due 01/15/2023	Corporate Bond 185,000 units	178,988
Expro Finance Luxembourg S.C.A 8.5% Due 12/15/2016	Corporate Bond 170,000 units	177,225
Belden Inc. 5.5% Due 09/01/2022	Corporate Bond 180,000 units	176,400
Nationstar Mortgage LLC 7.875% Due 10/01/2020	Corporate Bond 170,000 units	176,375
Brookfield Resdential Propertys Inc. 6.5% Due 12/15/2020	Corporate Bond 170,000 units	176,375
MultiPlan Inc. 9.875% Due 09/01/2018	Corporate Bond 160,000 units	176,000
Provident Funding Associates LP 6.75% Due 06/15/2021	Corporate Bond 175,000 units	174,125
Amsted Industries Inc. 8.125% Due 03/15/2018	Corporate Bond 165,000 units	173,869
Stone Energy Corporation 7.5 Due 11/15/2022	Corporate Bond 160,000 units	167,200
Nationstar Mortgage LLC 6.5% Due 08/01/2018	Corporate Bond 160,000 units	162,800
Commercial Metals Company 4.875% Due 05/15/2023	Corporate Bond 175,000 units	162,750
T-Mobile US Inc. 6.731% Due 04/28/2022	Corporate Bond 155,000 units	161,588
Calpine Corporation 7.5% Due 02/15/2021	Corporate Bond 147,000 units	160,414
Land O'Lakes Inc. 6% Due 11/15/2022	Corporate Bond 155,000 units	159,650
Playa Resorts Holding BV 8% Due 08/15/2020	Corporate Bond 150,000 units	159,188
Community Choice Financial Inc. 10.75% Due 05/01/2019	Corporate Bond 190,000 units	159,125
KeHE Distrbutors LLC 7.625% Due 08/15/2021	Corporate Bond 150,000 units	159,000
PVR Partners, LP 8.25% Due 04/15/2018	Corporate Bond 150,000 units	159,000
Inc Resh LLC 11.5% Due 07/15/2019	Corporate Bond 140,000 units	155,750
Hanger Inc. 7.125% Due 11/15/2018	Corporate Bond 145,000 units	155,150
LSB Industries Inc. 7.75% Due 08/01/2019	Corporate Bond 145,000 units	152,250
B&G Foods, Inc. 4.625% Due 06/01/2021	Corporate Bond 155,000 units	148,800
Chesapeake Oilfield Operating LLC 6.625% Due 11/15/2019	Corporate Bond 140,000 units	146,650
Allison Transmission Holdings Inc. 7.125% Due 05/15/2019	Corporate Bond 135,000 units	145,463
WPX Energy Inc. 6% Due 01/15/2022	Corporate Bond 145,000 units	145,000
GenCorp Inc. 7.125% Due 03/15/2021	Corporate Bond 135,000 units	144,450
WCI Communities Inc. 6.875% Due 08/15/2021	Corporate Bond 145,000 units	144,275
Anixter International Inc. 5.625% Due 05/01/2019	Corporate Bond 135,000 units	141,919
DigitalGlobe Inc. 5.25% Due 2/01/2021	Corporate Bond 145,000 units	141,375
C&S Group Enterprises LLC 8.375% Due 05/01/2017	Corporate Bond 133,000 units	140,980
Avis Budget Car Rent LLC 5.5% Due 04/01/2023	Corporate Bond 145,000 units	140,469
Koppers Holdings Inc. 7.875% Due 12/01/2019	Corporate Bond 130,000 units	140,400
New Gold Inc. Canada 6.25% Due 11/15/2022	Corporate Bond 145,000 units	140,288
Ally Financial Inc. 7.5% Due 09/15/2020	Corporate Bond 120,000 units	139,800
ProQuest LLC 9% Due 10/15/2018	Corporate Bond 135,000 units	139,725
UTD Rentals Inc. 7.625% Due 04/15/2022	Corporate Bond 125,000 units	138,906
Cooper-Standard Automotive Inc. 8.5% Due 5/1/2018	Corporate Bond 130,000 units	137,800
General Cable Corporation 5.75% Due 10/01/2022	Corporate Bond 140,000 units	137,200
MTR Gaming Group 11.5% Due 08/01/2019	Corporate Bond 120,000 units	133,350
Spectrum Brands Escrow Corporation 6.375% Due 11/15/2020	Corporate Bond 120,000 units	128,100
Flexi-Van Leasing Inc. 7.875% Due 08/15/2018	Corporate Bond 120,000 units	127,200
TransDigm Group Inc. 5.5% Due 10/15/2020	Corporate Bond 130,000 units	127,075
Actuant Corporation 5.625% Due 06/15/2022	Corporate Bond 125,000 units	126,563
Radio System Corporation 8.375% Due 11/01/2019	Corporate Bond 115,000 units	126,213
Atlas Pipeline Partners, L.P. 6.625% Due 10/01/2020	Corporate Bond 120,000 units	125,400
Tempur Sealy International Inc. formerly Tempur-Pedic International Inc. 6.875% Due 12/15/2020	Corporate Bond 115,000 units	125,350
Interface Inc. Series B 7.625% Due 12/01/2018	Corporate Bond 116,000 units	124,700
Building Materials Corporation of America 6.75% Due 05/01/2021	Corporate Bond 115,000 units	124,488
Spectrum Brands Escrow Corporation 6.625% Due 11/15/2022	Corporate Bond 115,000 units	122,331
L Brands Inc. 5.625% Due 10/15/2023	Corporate Bond 120,000 units	121,800
Allied Specialty 8.5% Due 11/01/2019	Corporate Bond 115,000 units	117,588
New Enterprise 13% Due 03/15/2018	Corporate Bond 104,000 units	117,520
Sprint Corporation 7.125% Due 06/15/2024	Corporate Bond 115,000 units	116,725
Freedom Group, Inc.	Bank Loans 115,000 units	116,006
BlueScope Steel Limited 7.125% Due 05/01/2018	Corporate Bond 110,000 units	115,225

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
ACI Worldwide Inc. 6.375% Due 08/15/2020	Corporate Bond 110,000 units	114,950
TRAC Intermodal 11% Due 08/15/2019	Corporate Bond 100,000 units	114,250
Plastipak Hldgs Inc. 6.5% Due 10/01/2021	Corporate Bond 110,000 units	113,850
KEMET Corporation 10.5% Due 05/01/2018	Corporate Bond 115,000 units	113,563
Ashton Woods USA LLC 6.875% Due 2/15/21	Corporate Bond 115,000 units	113,563
GenOn Escrow Corporation 9.5% Due 10/15/2018	Corporate Bond 100,000 units	113,250
Hertz Global Holdings Inc. 4.25 Due 04/01/2018	Corporate Bond 110,000 units	112,750
Lamar Media Corporation 5.875% Due 02/01/2022	Corporate Bond 110,000 units	112,750
Smithfield Foods Inc. 7.75% Due 07/01/2017	Corporate Bond 95,000 units	111,388
T-Mobile US Inc. 6.5% Due 01/15/2024	Corporate Bond 110,000 units	111,375
SM Energy Company 6.5% Due 11/15/2021	Corporate Bond 105,000 units	111,300
American Rock Salt Company LLC 8.25% Due 05/01/2018	Corporate Bond 110,000 units	110,825
Intelsat Jackson 7.5% Due 04/01/2021	Corporate Bond 100,000 units	110,250
Rivers Pittsburg Borrower LP 9.5% Due 06/15/2019	Corporate Bond 100,000 units	109,750
Great Lakes Dredge & Dock Corporation 7.375% Due 02/01/2019	Corporate Bond 105,000 units	109,725
Ally Financial Inc. 5.5% Due 02/15/2017	Corporate Bond 100,000 units	108,250
Libbey Glass Inc. 6.875% Due 05/15/2020	Corporate Bond 100,000 units	108,000
New Gold Inc. Canada 7% Due 04/15/2020	Corporate Bond 105,000 units	107,888
Valeant Pharmaceuticals International, Inc. 7% 10/01/2020	Corporate Bond 100,000 units	107,750
PolyOne Corporation 5.25% Due 03/15/2023	Corporate Bond 110,000 units	107,250
Wolverine World Wide Inc. 6.125% Due 10/15/2020	Corporate Bond 100,000 units	107,000
Nielsen Finance LLC 4.5% Due 10/01/2020	Corporate Bond 110,000 units	106,975
Nesco LLC/Nesco Holdings Corporation 11.75% Due 04/15/2017	Corporate Bond 95,000 units	106,875
Catalent Pharma Solutions, Inc. 7.875% Due 10/15/2018	Corporate Bond 105,000 units	106,838
ConvaTec Healthcare E SA 10.5% Due 12/15/2018	Corporate Bond 95,000 units	106,756
Comstock Resources Inc. 7.75% Due 04/01/2019	Corporate Bond 100,000 units	106,250
Vail Resorts Inc. 6.5% Due 05/01/2019	Corporate Bond 100,000 units	106,000
The Geo Group Inc. 6.625% Due 2/15/2021	Corporate Bond 100,000 units	105,750
W&T Offshore Inc. 8.5% Due 06/15/2019	Corporate Bond 100,000 units	105,750
Novelis Inc. 8.75% Due 12/15/2020	Corporate Bond 95,000 units	105,688
Credit Accepance Corporation 9.125% Due 02/01/2017	Corporate Bond 100,000 units	105,000
Telecable Videotron Ltee 9.125% Due 04/15/2018	Corporate Bond 100,000 units	104,750
Hilton Worldwide Holdings Inc. 5.625% Due 10/15/2021	Corporate Bond 100,000 units	103,750
AEP Industries Inc. 8.25% Due 04/15/2019	Corporate Bond 95,000 units	102,125
Mirant Americas Energy Marketing LP 9.125% Due 05/01/2031	Corporate Bond 100,000 units	101,750
General Motors Acceptance Corporation 8% Due 11/01/2031	Corporate Bond 85,000 units	101,150
Dish DBS Corporation 5.125% Due 05/01/2020	Corporate Bond 100,000 units	100,250
Rosetta Resources Inc. 5.625% Due 05/01/2021	Corporate Bond 100,000 units	99,750
Mattamy Group Corporation 6.5% Due 11/15/2020	Corporate Bond 100,000 units	99,000
Churchill Downs Inc. 5.375% Due 12/15/2021	Corporate Bond 95,000 units	96,663
Arch Coal Inc. 8% Due 01/15/2019	Corporate Bond 95,000 units	94,763
American Capital, Ltd. 6.5% Due 09/15/2018	Corporate Bond 90,000 units	93,825
Titan International Inc. III 6.875% Due10/01/2020	Corporate Bond 90,000 units	93,825
Sothebys Formerly Sothebys Holdings Inc. 5.25% Due 10/01/2022	Corporate Bond 100,000 units	93,750
The Howard Hughes Corporation 6.875% Due 10/01/2021	Corporate Bond 90,000 units	93,600
Constellation Energy Resources LLC 4.25% Due 05/01/2023	Corporate Bond 100,000 units	93,250
SquareTwo Financial 11.625% Due 04/01/2017	Corporate Bond 90,000 units	93,038
Building Materials Holding Corporation 9% Due 09/15/2018	Corporate Bond 85,000 units	91,588
Amerigas Partners, L.P. 6.25% Due 08/20/2019	Corporate Bond 85,000 units	91,375
MarkWest Energy 6.5% Due 08/15/2021	Corporate Bond 85,000 units	91,375
Chesapeake Midstream Partners, LP 6.125% Due 07/15/2022	Corporate Bond 85,000 units	90,950
Eldorado Resorts LLC 8.625% Due 06/15/19	Corporate Bond 85,000 units	90,738
Murphy Oil Corporation 6% Due 08/15/2023	Corporate Bond 90,000 units	90,450
Woodside Homes Company 6.75% Due 12/15/2021	Corporate Bond 90,000 units	90,225
CFG Holdings Limited 11.5% Due 11/15/2019	Corporate Bond 85,000 units	90,100
Cantor Commercial Real Estate Company, LP 7.75% Due 2/15/18	Corporate Bond 85,000 units	89,888
Universal Hospital Services Inc. 7.625% Due 08/15/2020	Corporate Bond 85,000 units	89,675
Comstock Resources Inc. 9.5% Due 06/15/2020	Corporate Bond 80,000 units	89,600

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
National Financial Partners Corporation 9% Due 07/15/2021	Corporate Bond 85,000 units	89,250
Dish DBS Corporation 4.625% Due 07/15/2017	Corporate Bond 85,000 units	89,038
CTP Transportation Products LLC 8.25% Due 12/15/2019	Corporate Bond 85,000 units	88,613
Newfield Exploration Company 7.125% Due 05/15/2018	Corporate Bond 85,000 units	88,273
Concho Resources Inc. 7% Due 01/15/2021	Corporate Bond 80,000 units	88,000
Range Resources Corporation 5% Due 03/15/2023	Corporate Bond 90,000 units	87,975
HCA Inc. 6.5% Due 02/15/2020	Corporate Bond 80,000 units	87,900
HCA Inc. 7.25% Due 09/15/2020	Corporate Bond 80,000 units	87,200
Compass Investors Inc. 7.75% Due 01/15/2021	Corporate Bond 85,000 units	86,913
MarkWest Energy 6.75% Due 11/01/2020	Corporate Bond 80,000 units	86,800
Cash America International Inc. 5.75% Due 05/15/2018	Corporate Bond 90,000 units	85,500
Grifols Inc. 8.25% Due 02/01/2018	Corporate Bond 80,000 units	85,300
Centene Corporation Del 5.75% Due 06/01/2017	Corporate Bond 80,000 units	85,000
HCA Inc. 8.5% Due 04/15/2019	Corporate Bond 80,000 units	84,800
Speedy Cash International 10.75% Due 05/15/2018	Corporate Bond 80,000 units	84,200
Teleflex Inc. 6.875% Due 06/01/2019	Corporate Bond 80,000 units	84,000
Ingles Markets Inc. 5.75% Due 06/15/2023	Corporate Bond 85,000 units	83,300
Gibraltar Industries Inc. 6.25% Due 02/01/2021	Corporate Bond 80,000 units	82,200
Wise Metals Group LLC 8.75% Due 12/15/18	Corporate Bond 75,000 units	78,938
Forum Energy Technologies Inc. 6.25% Due 10/01/2021	Corporate Bond 75,000 units	78,750
ResCare Inc. 10.75% Due 01/15/2019	Corporate Bond 70,000 units	78,400
Allegion US Holding Company Inc. 5.75% Due 10/01/2021	Corporate Bond 75,000 units	78,000
Continental Resources Inc. 5% Due 09/15/2022	Corporate Bond 75,000 units	77,906
Alphabet Holding Company Inc. 7.75% Due 11/01/2017	Corporate Bond 75,000 units	77,344
Valassis Communications Inc. 6.625% Due 02/01/2021	Corporate Bond 75,000 units	77,344
Seagate HDD Cayman 7% Due 11/01/2021	Corporate Bond 70,000 units	77,263
Headwaters Inc. 7.25% Due 01/15/2019	Corporate Bond 75,000 units	77,063
Approach Resources Inc. 7% Due 06/15/2021	Corporate Bond 75,000 units	76,875
Salix Pharmaceuticals Limited 6% Due 01/15/2021	Corporate Bond 75,000 units	76,875
BE Aerospace Inc. 6.87%5 Due 10/01/2020	Corporate Bond 70,000 units	76,825
NCR Escrow Corporation 6.375% Due 12/15/2023	Corporate Bond 75,000 units	76,594
Peabody Energy Corporation 7.875% Due 11/01/2026	Corporate Bond 75,000 units	76,125
Stoneridge Inc. 9.5% Due10/15/2017	Corporate Bond 70,000 units	75,950
Antero Resources Corporation 5.375% Due 11/01/2021	Corporate Bond 75,000 units	75,750
Rialto Holdings LLC 7% Due 12/01/2018	Corporate Bond 75,000 units	75,750
Forest Laboratories Inc. 5% Due 12/15/2021	Corporate Bond 75,000 units	75,281
WESCO Distribution Inc. 5.375% Due 12/15/2021	Corporate Bond 75,000 units	75,000
MetroPCS Communications, Inc. 6.625% Due 11/15/2020	Corporate Bond 70,000 units	74,200
Frontier 7.125% Due 01/15/2023	Corporate Bond 75,000 units	74,063
RHP Hotel Properties LP 5% Due 04/15/2021	Corporate Bond 75,000 units	74,063
St Barbara Mines Limited Formerly St Barbara 8.875% Due 4/15/2018	Corporate Bond 90,000 units	74,025
Tekni-Plex Inc. 9.75% Due 06/01/2019	Corporate Bond 65,000 units	73,775
Taylor Morrison Communities Inc. / Monarch Communities Inc. 5.25% Due 04/15/2021	Corporate Bond 75,000 units	72,938
Chesapeake Energy Corporation 6.625% Due 08/15/2020	Corporate Bond 65,000 units	72,638
PolyOne Corporation 7.375% Due 09/15/2020	Corporate Bond 65,000 units	71,825
B/E Aerospace Inc. 5.25% Due 04/01/2022	Corporate Bond 70,000 units	71,050
Sprint Capital Corporation 6.9% Due 05/01/2019	Corporate Bond 65,000 units	71,013
Markwest Energy Partners LP 5.5% Due 02/15/2023	Corporate Bond 70,000 units	70,525
Prospect Holding Company 10.25% Due 10/01/2018	Corporate Bond 75,000 units	70,500
Nielsen Finance LLC 7.75% 10/15/2018	Corporate Bond 65,000 units	70,200
Cenveo Inc. 8.875% Due 02/01/2018	Corporate Bond 70,000 units	70,000
Newfield Exploration Company 5.625% Due 07/01/2024	Corporate Bond 70,000 units	69,650
Silgan Holdings Inc. 5% Due 04/01/2020	Corporate Bond 70,000 units	69,125
CNG Holdings Inc. 9.375% Due 05/15/2020	Corporate Bond 75,000 units	69,000
Range Resources Corporation 5% Due 08/15/2022	Corporate Bond 70,000 units	68,775
Eagle Spinco Inc. 4.625% Due 02/15/2021	Corporate Bond 70,000 units	68,600
Hologic Inc. 6.25% Due 08/01/2020	Corporate Bond 65,000 units	68,575
Sabra Health Care REIT Inc. 5.375% Due 06/01/2023	Corporate Bond 70,000 units	68,075

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Nationstar Mortgage LLC 9.625% Due 05/01/2019	Corporate Bond 60,000 units	67,500
Calmulet Specialty Products Partners LP 9.375% Due 05/01/2019	Corporate Bond 60,000 units	66,600
Lennar Corporation 4.75% Due 11/15/2022	Corporate Bond 70,000 units	64,925
Mueller Water Products Inc. 7.375% Due 06/01/2017	Corporate Bond 62,000 units	63,550
Isle Capri Casinos Inc. 5.875% Due 03/15/2021	Corporate Bond 60,000 units	58,950
Chesapeake Midstream Partners, LP 5.875% Due 04/15/2021	Corporate Bond 55,000 units	58,575
Oshkosh Corporation 8.5% Due 03/01/2020	Corporate Bond 50,000 units	55,250
IAC/InterActiveCorp 4.875% Due 11/30/2018	Corporate Bond 50,000 units	51,125
Peabody Energy Corporation 6.25% Due 11/15/2021	Corporate Bond 50,000 units	50,500
Sprint Corporation 7.875 Due 09/15/2023	Corporate Bond 45,000 units	48,375
Activision Blizzard Inc. 5.625% Due 09/15/2021	Corporate Bond 45,000 units	46,575
Stearns Holdings Inc. 9.375% Due 08/15/2020	Corporate Bond 45,000 units	45,900
T-Mobile US Inc. 6.125% Due 01/15/2022	Corporate Bond 45,000 units	45,788
Equinix Inc. 7% Due 07/15/2021	Corporate Bond 41,000 units	44,793
TransDigm Group Inc. 7.75% Due 12/15/2018	Corporate Bond 40,000 units	42,900
Amerigas Finance Corp 7% Due 5/20/22	Corporate Bond 38,000 units	41,230
Jaguar Land Rover Automotive PLC 4.125% Due 12/15/2018	Corporate Bond 40,000 units	40,250
MarkWest Energy 4.5% Due 07/15/2023	Corporate Bond 40,000 units	37,500
Peabody Energy Corporation 6.5% Due 09/15/2020	Corporate Bond 35,000 units	36,838
Sally Holdings LLC/Sally Capital Inc. 5.75% Due 06/01/2022	Corporate Bond 35,000 units	36,400
ROC Finance LLC 12.125% Due 09/01/2018	Corporate Bond 35,000 units	35,963
GLP Capital LP 4.375% Due 11/01/2018	Corporate Bond 30,000 units	30,675
Oasis Petroleum Inc. 6.875% Due 03/15/2022	Corporate Bond 25,000 units	26,500
Activision 6.125% Due 09/15/2023	Corporate Bond 25,000 units	26,062
Valeant Pharmaceuticals International, Inc. Canada 5.625% Due 12/01/2021	Corporate Bond 10,000 units	10,050
T-Mobile US Inc. 6.464% Due 04/28/2019	Corporate Bond 5,000 units	5,313
Total High Yield Asset Class			85,575,887

Inflation Protection Asset Class:
NT Collective Treasury Inflation-Protected Securities Index Fund - Non Lending*	Collective trust fund 407,043 units	52,264,331
Total Inflation Protection Asset Class			52,264,331

International Growth Asset Class:
Artisan International Fund*	Collective trust fund 4,156,885 units	86,338,505
MFS Institutional International Equity Fund	Mutual Fund 3,702,637 shares	83,050,138
NT Collective EAFE Index Fund - Non Lending*	Collective trust fund 37,276 units	10,076,906
Thai Baht	Cash and cash equivalent 7,607 units	7,607
Brazilian Real	Cash and cash equivalent 2,975 units	2,975
NT Collective Short Term Investment Fund*	Collective trust fund 96 units	96
Singapore Dollar	Cash and cash equivalent 2 units	2
Total International Growth Asset Class			179,476,229

Total International Index Asset Class:
NT Collective All Country World Index (ACWI) Ex-US Fund - Non Lending*	Collective trust fund 245,854 units	32,206,905
Total International Index Asset Class			32,206,905

Total International Value Asset Class:
Dodge & Cox International Fund	Mutual Fund 3,157,055 shares	135,879,636
Altrinsic International Equty Value Fund*	Collective trust fund 7,391,821 units	84,289,674
NT Collective EAFE Index Fund - Non Lending*	Collective trust fund 68,113 units	18,412,992
Total International Value Asset Class			238,582,302

Large Cap Growth Asset Class:
NT Collective Russell 1000 Growth Index Fund - Non Lending*	Collective trust fund 117,017 units	28,976,044
Google Inc. Class A	Common and preferred stock 16,495 shares	18,486,104
Visa Inc. Class A	Common and preferred stock 71,420 shares	15,903,806
Amazon.com Inc.	Common and preferred stock 32,370 shares	12,908,832
Facebook Inc.	Common and preferred stock 186,460 shares	10,191,904

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
priceline.com Inc.	Common and preferred stock 8,533 shares	9,918,759
Salesforce.com Inc.	Common and preferred stock 166,860 shares	9,209,003
Las Vegas Sands Corporation	Common and preferred stock 89,860 shares	7,087,258
Baidu, Inc.	Common and preferred stock 36,900 shares	6,563,772
Biogen Idec Inc.	Common and preferred stock 22,790 shares	6,375,503
NT Collective Short Term Investment Fund*	Collective trust fund 6,094,709 units	6,094,709
Apple Inc.	Common and preferred stock 9,650 shares	5,414,712
Linkedin Corporation Class A	Common and preferred stock 24,790 shares	5,375,216
Regeneron Pharmaceuticals, Inc.	Common and preferred stock 18,200 shares	5,009,368
Chipotle Mexican Grill Inc.	Common and preferred stock 9,300 shares	4,954,854
Walt Disney Company	Common and preferred stock 63,036 shares	4,815,950
ASML Holding N. V.	Common and preferred stock 48,100 shares	4,506,970
Mastercard, Inc. Class A	Common and preferred stock 5,380 shares	4,494,775
National Oilwell Varco, Inc.	Common and preferred stock 55,950 shares	4,449,704
International Business Machines Corporation	Common and preferred stock 23,374 shares	4,384,261
Microsoft Corporation	Common and preferred stock 116,587 shares	4,363,851
Schlumberger Limited	Common and preferred stock 47,500 shares	4,280,225
Gilead Sciences Inc.	Common and preferred stock 56,750 shares	4,264,763
ARM Holdings PLC	Common and preferred stock 76,200 shares	4,171,188
Nike Inc. Class B	Common and preferred stock 51,600 shares	4,057,824
Starbucks Corporation	Common and preferred stock 51,724 shares	4,054,644
Splunk Inc.	Common and preferred stock 57,800 shares	3,969,126
Alexion Pharmaceuticals Inc.	Common and preferred stock 29,100 shares	3,872,046
Intuitive Surgical, Inc.	Common and preferred stock 9,790 shares	3,760,143
Costco Wholesale Corporation	Common and preferred stock 29,920 shares	3,560,779
Honeywell International Inc.	Common and preferred stock 38,710 shares	3,536,933
Biomarin Pharmaceutical Inc.	Common and preferred stock 48,280 shares	3,392,636
Coca-Cola Company	Common and preferred stock 81,747 shares	3,376,969
Southwestern Energy	Common and preferred stock 85,700 shares	3,370,581
Monsanto Company	Common and preferred stock 28,900 shares	3,368,295
Yahoo! Inc.	Common and preferred stock 78,870 shares	3,189,503
Cerner Corporation	Common and preferred stock 55,400 shares	3,087,996
Oracle Corporation	Common and preferred stock 79,790 shares	3,052,765
Liberty Global PLC	Common and preferred stock 33,980 shares	3,023,880
The Charles Schwab Corporation	Common and preferred stock 114,600 shares	2,979,600
Philip Morris International Inc.	Common and preferred stock 33,490 shares	2,917,984
Precision Castparts Corporation	Common and preferred stock 10,690 shares	2,878,817
Qualcomm Inc.	Common and preferred stock 38,608 shares	2,866,644
Morgan Stanley	Common and preferred stock 90,330 shares	2,832,749
Expedia Inc.	Common and preferred stock 40,610 shares	2,828,893
Ulta Salon Cosmetics & Fragrance Inc.	Common and preferred stock 29,300 shares	2,828,036
FMC Technologies Inc.	Common and preferred stock 54,100 shares	2,824,561
Sherwin-Williams Company	Common and preferred stock 14,520 shares	2,664,420
EOG Resources Inc.	Common and preferred stock 14,900 shares	2,500,816
Eaton Corporation PLC	Common and preferred stock 32,620 shares	2,483,034
IntercontinentalExchange Group Inc.	Common and preferred stock 10,990 shares	2,471,871
B/E Aerospace Inc.	Common and preferred stock 27,630 shares	2,404,639
Discover Financial Services	Common and preferred stock 42,470 shares	2,376,197
Monster Beverage Corporation	Common and preferred stock 33,670 shares	2,281,816
Affiliated Managers Group Inc.	Common and preferred stock 10,460 shares	2,268,565
Anadarko Petroleum Corporation	Common and preferred stock 27,560 shares	2,186,059
Sirius XM Holdings Inc.	Common and preferred stock 625,370 shares	2,182,541
Allergan Inc.	Common and preferred stock 19,500 shares	2,166,060
Actavis PLC	Common and preferred stock 12,830 shares	2,155,440
Catamaran Corporation	Common and preferred stock 45,120 shares	2,142,298
CVS Caremark Corporation	Common and preferred stock 29,010 shares	2,076,246
United Parcel Service Inc. Class B	Common and preferred stock 19,670 shares	2,066,924
JP Morgan Chase & Company*	Common and preferred stock 34,850 shares	2,038,028

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Northern Trust Corporation*	Common and preferred stock 32,430 shares	2,007,093
Estee Lauder Companies Inc. Class A	Common and preferred stock 26,390 shares	1,987,695
Accenture PLC	Common and preferred stock 23,810 shares	1,957,658
Express Scripts Holding Company	Common and preferred stock 27,500 shares	1,931,600
Halliburton Company	Common and preferred stock 37,430 shares	1,899,573
The Goldman Sachs Group Inc.	Common and preferred stock 10,570 shares	1,873,638
Discovery Communications Inc.	Common and preferred stock 20,640 shares	1,866,269
Fortune Brands Home & Securities Inc.	Common and preferred stock 40,120 shares	1,833,484
Ralph Lauren Corporation Class A	Common and preferred stock 10,340 shares	1,825,734
Celgene Corporation	Common and preferred stock 10,780 shares	1,821,389
American Tower Corporation	Common and preferred stock 22,480 shares	1,794,354
Wells Fargo & Company*	Common and preferred stock 39,020 shares	1,771,508
Nordstrom, Inc.	Common and preferred stock 28,250 shares	1,745,850
Johnson & Johnson	Common and preferred stock 18,970 shares	1,737,462
Athenahealth Inc.	Common and preferred stock 12,700 shares	1,708,150
Yandex NV Class A	Common and preferred stock 39,430 shares	1,701,405
Under Armor Inc. Class A	Common and preferred stock 19,160 shares	1,672,668
Kansas City Southern	Common and preferred stock 13,330 shares	1,650,654
Abbott Laboratories	Common and preferred stock 42,870 shares	1,643,207
Mondelez International Inc.	Common and preferred stock 46,190 shares	1,630,507
Omnicom Group Inc.	Common and preferred stock 21,887 shares	1,627,736
ServiceNow Inc.	Common and preferred stock 28,930 shares	1,620,369
Stryker Corporation	Common and preferred stock 21,310 shares	1,601,233
Red Hat Inc.	Common and preferred stock 28,330 shares	1,587,613
The Gap Inc.	Common and preferred stock 40,270 shares	1,573,752
T Rowe Price Group Inc.	Common and preferred stock 18,371 shares	1,538,939
FleetCor Technologies Inc.	Common and preferred stock 13,070 shares	1,531,412
Medtronic Inc.	Common and preferred stock 26,500 shares	1,520,835
eBay Inc.	Common and preferred stock 26,770 shares	1,469,405
Jarden Corporation	Common and preferred stock 23,950 shares	1,469,333
Equinix Inc.	Common and preferred stock 8,020 shares	1,423,149
Parker-Hannifin Corporation	Common and preferred stock 10,840 shares	1,394,458
Intuit Inc.	Common and preferred stock 18,220 shares	1,390,550
Scripps Networks Interactive Inc. Class A	Common and preferred stock 16,000 shares	1,382,560
Bed Bath & Beyond Inc.	Common and preferred stock 17,124 shares	1,375,057
VeriSign Inc.	Common and preferred stock 22,740 shares	1,359,397
Starwood Hotels & Resorts Worldwide Inc.	Common and preferred stock 17,010 shares	1,351,445
Verisk Analytics Inc. Class A	Common and preferred stock 20,110 shares	1,321,629
Chicago Bridge & Iron Company	Common and preferred stock 15,550 shares	1,292,827
TJX Companies Inc.	Common and preferred stock 20,010 shares	1,275,237
Rockwell Automation Inc.	Common and preferred stock 10,730 shares	1,267,857
Intel Corporation	Common and preferred stock 48,830 shares	1,267,627
EMC Corporation	Common and preferred stock 50,000 shares	1,257,500
Marsh & McLennan Companies Inc.	Common and preferred stock 25,220 shares	1,219,639
Paccar Inc.	Common and preferred stock 20,550 shares	1,215,944
F5 Networks Inc.	Common and preferred stock 13,210 shares	1,200,261
Becton, Dickinson and Company	Common and preferred stock 10,740 shares	1,186,663
Cardinal Health Inc.	Common and preferred stock 17,210 shares	1,149,800
Church & Dwight Inc.	Common and preferred stock 16,970 shares	1,124,772
Yelp Inc. Class A	Common and preferred stock 16,150 shares	1,113,543
VMware Inc.	Common and preferred stock 12,160 shares	1,090,874
Occidental Petroleum Corporation	Common and preferred stock 11,430 shares	1,086,993
Ingersoll-Rand PLC	Common and preferred stock 17,440 shares	1,074,304
Adobe Systems Inc.	Common and preferred stock 17,490 shares	1,047,301
Joy Global Inc.	Common and preferred stock 17,570 shares	1,027,669
Covidien PLC	Common and preferred stock 15,040 shares	1,024,224
PulteGroup Inc.	Common and preferred stock 49,110 shares	1,000,371
Alaska Air Group Inc.	Common and preferred stock 13,490 shares	989,761

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Mattel Inc.	Common and preferred stock 20,770 shares	988,237
Chevron Corporation	Common and preferred stock 7,720 shares	964,305
Harley-Davidson Motor Company	Common and preferred stock 13,900 shares	962,436
Coach Inc.	Common and preferred stock 16,830 shares	944,668
Agilent Technologies Inc.	Common and preferred stock 16,396 shares	937,687
Petsmart Inc.	Common and preferred stock 12,840 shares	934,110
SM Energy Company	Common and preferred stock 11,210 shares	931,663
CF Industries Holdings, Inc.	Common and preferred stock 3,840 shares	894,874
L Brands Inc.	Common and preferred stock 13,664 shares	845,118
Teradata Corporation	Common and preferred stock 17,580 shares	799,714
Citrix Systems, Inc.	Common and preferred stock 12,150 shares	768,488
Ecolab, Inc.	Common and preferred stock 7,140 shares	744,488
Total Large Cap Growth Asset Class			400,525,614

Large Cap Index Asset Class:
NT Collective S&P 500 Index Fund – Non Lending*	Collective trust fund 113,622 units	661,941,029
Total Large Cap Index Asset Class			661,941,029

Large Cap Value Asset Class:
NT Collective Russell 1000 Value Index Fund - Non Lending*	Collective trust fund 41,246 units	10,217,037
Wells Fargo & Company*	Common and preferred stock 123,909 shares	5,625,468
Comcast Corporation Class A	Common and preferred stock 91,955 shares	4,778,442
Microsoft Corporation	Common and preferred stock 125,726 shares	4,705,924
Merck & Company Inc.	Common and preferred stock 91,595 shares	4,584,330
General Electric Company	Common and preferred stock 154,075 shares	4,318,722
Pfizer Inc.	Common and preferred stock 137,141 shares	4,200,629
NT Collective Short Term Investment Fund*	Collective trust fund 4,050,163 units	4,050,163
Sanofi-Aventis	Common and preferred stock 75,354 shares	4,041,235
Schlumberger Limited	Common and preferred stock 43,822 shares	3,948,800
Capital One Financial Corporation	Common and preferred stock 50,000 shares	3,830,500
Chevron Corporation	Common and preferred stock 29,232 shares	3,651,369
Hewlett-Packard Company	Common and preferred stock 127,500 shares	3,567,450
Bank of America Corporation*	Common and preferred stock 224,661 shares	3,497,972
JP Morgan Chase & Company*	Common and preferred stock 54,901 shares	3,210,610
Time Warner Inc.	Common and preferred stock 39,500 shares	2,753,940
Novartis AG	Common and preferred stock 33,000 shares	2,652,540
The Charles Schwab Corporation	Common and preferred stock 97,500 shares	2,535,000
MetLife Inc.*	Common and preferred stock 43,943 shares	2,369,407
Glaxosmithkline PLC	Common and preferred stock 44,000 shares	2,349,160
UnitedHealth Group Inc.	Common and preferred stock 30,671 shares	2,309,526
Time Warner Cable Inc.	Common and preferred stock 17,000 shares	2,303,500
FedEx Corporation	Common and preferred stock 16,000 shares	2,300,320
Liberty Interactive Corporation	Common and preferred stock 73,918 shares	2,169,493
Bank of New York Mellon Corporation	Common and preferred stock 61,000 shares	2,131,340
The Goldman Sachs Group Inc.	Common and preferred stock 12,000 shares	2,127,120
Forest Laboratories Inc.	Common and preferred stock 34,574 shares	2,075,477
Roche Holdings Limited	Common and preferred stock 29,500 shares	2,070,900
Vodafone Group PLC	Common and preferred stock 48,399 shares	1,902,565
Twenty-First Century Fox Inc. Class A	Common and preferred stock 51,000 shares	1,794,180
Symantec Corporation	Common and preferred stock 75,000 shares	1,768,500
State Street Corporation	Common and preferred stock 23,165 shares	1,700,079
Exxon Mobil Corporation	Common and preferred stock 16,791 shares	1,699,249
Ameriprise Financial Inc.	Common and preferred stock 14,720 shares	1,693,536
Vulcan Materials Company	Common and preferred stock 25,522 shares	1,516,517
Wal-Mart Stores Inc.	Common and preferred stock 18,700 shares	1,471,503
Illinois Tool Works Inc.	Common and preferred stock 17,258 shares	1,451,053
Unum Group	Common and preferred stock 40,643 shares	1,425,756
Citigroup, Inc.	Common and preferred stock 27,046 shares	1,409,367

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Google Inc. Class A	Common and preferred stock 1,250 shares	1,400,888
Northrop Grumman Corporation	Common and preferred stock 12,200 shares	1,398,242
Motorola Solutions Inc.	Common and preferred stock 20,660 shares	1,394,550
Baker Hughes Inc.	Common and preferred stock 25,000 shares	1,381,500
TE Connectivity Limited	Common and preferred stock 25,000 shares	1,377,750
Nokia Corporation	Common and preferred stock 165,000 shares	1,338,150
Sealed Air Corporation	Common and preferred stock 39,278 shares	1,337,416
Marathon Oil Corporation	Common and preferred stock 37,654 shares	1,329,186
PNC Financial Services Group	Common and preferred stock 17,122 shares	1,328,325
Lowes Companies Inc.	Common and preferred stock 26,746 shares	1,325,264
Eli Lilly & Company	Common and preferred stock 25,827 shares	1,317,177
Omnicom Group Inc.	Common and preferred stock 17,699 shares	1,316,275
Discover Financial Services	Common and preferred stock 23,340 shares	1,305,873
American International Group Inc.	Common and preferred stock 25,407 shares	1,297,027
Eaton Corporation PLC	Common and preferred stock 17,011 shares	1,294,877
Norfolk Southern Corporation	Common and preferred stock 13,920 shares	1,292,194
Noble Energy Inc.	Common and preferred stock 18,762 shares	1,277,880
E. I. du Pont de Nemours & Company	Common and preferred stock 19,540 shares	1,269,514
AOL Inc.	Common and preferred stock 26,766 shares	1,247,831
Texas Instruments Inc.	Common and preferred stock 28,397 shares	1,246,912
Hess Corporation LLC	Common and preferred stock 15,010 shares	1,245,830
Viacom Inc. Class B	Common and preferred stock 14,226 shares	1,242,499
General Motors Company	Common and preferred stock 30,260 shares	1,236,726
Weyerhaeuser Company	Common and preferred stock 38,887 shares	1,227,663
Covidien PLC	Common and preferred stock 18,002 shares	1,225,936
Philip Morris International Inc.	Common and preferred stock 14,059 shares	1,224,961
CVS Caremark Corporation	Common and preferred stock 16,964 shares	1,214,113
Apache Corporation	Common and preferred stock 14,000 shares	1,203,160
Travelers Companies Inc.	Common and preferred stock 13,216 shares	1,196,577
Family Dollar Stores Inc.	Common and preferred stock 17,631 shares	1,145,486
Mondelez International Inc.	Common and preferred stock 32,382 shares	1,143,085
EMC Corporation	Common and preferred stock 45,330 shares	1,140,050
NextEra Energy Inc.	Common and preferred stock 12,994 shares	1,112,546
Verizon Communications Inc.	Common and preferred stock 22,613 shares	1,111,203
Valero Energy Corporation	Common and preferred stock 21,396 shares	1,078,358
Bristol-Myers Squibb Company	Common and preferred stock 20,198 shares	1,073,524
Corning Inc.	Common and preferred stock 60,000 shares	1,069,200
Honeywell International Inc.	Common and preferred stock 11,596 shares	1,059,527
NetApp Inc.	Common and preferred stock 25,500 shares	1,049,070
PepsiCo Inc.	Common and preferred stock 12,591 shares	1,044,298
Apple Inc.	Common and preferred stock 1,854 shares	1,040,298
Fifth Third Bancorp	Common and preferred stock 49,138 shares	1,033,372
Aegon N.V.	Common and preferred stock 107,500 shares	1,019,100
Cisco Systems Inc.	Common and preferred stock 44,457 shares	998,060
Legg Mason Inc.	Common and preferred stock 22,674 shares	985,866
Dish Network Corporation Class A	Common and preferred stock 16,100 shares	932,512
eBay Inc.	Common and preferred stock 16,800 shares	922,152
Celanese Corporation	Common and preferred stock 16,500 shares	912,615
HCA Holdings, Inc.	Common and preferred stock 18,670 shares	890,746
Liberty Global PLC	Common and preferred stock 9,988 shares	888,832
Coach Inc.	Common and preferred stock 15,500 shares	870,015
US Bancorp	Common and preferred stock 21,263 shares	859,025
Terex Corporation	Common and preferred stock 20,318 shares	853,153
Calpine Corporation	Common and preferred stock 42,640 shares	831,906
The ADT Corporation	Common and preferred stock 20,500 shares	829,635
Deere & Company	Common and preferred stock 8,899 shares	812,746
Synopsys Inc.	Common and preferred stock 20,000 shares	811,400
DIRECTV	Common and preferred stock 11,568 shares	799,233

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
The Dow Chemical Company	Common and preferred stock 18,000 shares	799,200
Sprint Corporation	Common and preferred stock 68,192 shares	733,064
BB&T Corporation	Common and preferred stock 19,500 shares	727,740
Tyco International Limited	Common and preferred stock 17,500 shares	718,200
Weatherford International Limited	Common and preferred stock 45,600 shares	706,344
Dover Corporation	Common and preferred stock 7,236 shares	698,563
Consol Energy Inc.	Common and preferred stock 18,232 shares	693,545
Adobe Systems Inc.	Common and preferred stock 11,500 shares	688,620
Sun Trust Banks Inc.	Common and preferred stock 18,500 shares	680,985
Firstenergy Corporation	Common and preferred stock 19,879 shares	655,609
Koninklijke Philips NV	Common and preferred stock 17,000 shares	628,490
Computer Sciences Corporation	Common and preferred stock 11,000 shares	614,680
AutoNation Inc.	Common and preferred stock 12,366 shares	614,467
Medtronic Inc.	Common and preferred stock 10,500 shares	602,595
Boston Scientific Corporation	Common and preferred stock 50,000 shares	601,000
Procter & Gamble Company	Common and preferred stock 7,251 shares	590,304
HSBC Holdings PLC	Common and preferred stock 10,500 shares	578,865
Xerox Corporation	Common and preferred stock 47,500 shares	578,075
Cigna Corporation	Common and preferred stock 6,500 shares	568,620
Unilever PLC	Common and preferred stock 12,500 shares	515,000
Oracle Corporation	Common and preferred stock 12,974 shares	496,385
Panasonic Corporation	Common and preferred stock 40,000 shares	466,400
Maxim Integrated Products Inc.	Common and preferred stock 15,000 shares	418,650
CarMax Inc.	Common and preferred stock 7,500 shares	352,650
McGraw Hill Financial Inc.	Common and preferred stock 4,000 shares	312,800
Cadence Design Systems, Inc.	Common and preferred stock 19,500 shares	273,390
Express Scripts Holding Company	Common and preferred stock 3,800 shares	266,912
NVR Inc.	Common and preferred stock 200 shares	205,202
News Corporation Class A	Common and preferred stock 10,000 shares	180,200
Domtar Corporation	Common and preferred stock 900 shares	84,906
Total Large Cap Value Asset Class			198,071,449

Participant Self-Directed Accounts	Various investments		272,501,890

Real Estate Investment Trust (REIT) Asset Class:
Vanguard Specialized Portfolios REIT Index Fund Institutional Class	Mutual Fund 5,881,432 shares	83,398,699
NT Collective Short Term Investment Fund*	Collective trust fund 8,180,718 units	8,180,718
Total Real Estate Investment Trust (REIT) Asset Class			91,579,417

Small-Mid Cap Growth Asset Class:
NT Collective Russell 2000 Growth Index Fund - Non Lending*	Collective trust fund 25,079 units	6,067,659
NT Collective Short Term Investment Fund*	Collective trust fund 2,154,806 units	2,154,806
Ultimate Software Group Inc.	Common and preferred stock 12,343 shares	1,891,193
Copart Inc.	Common and preferred stock 36,103 shares	1,323,175
MSC Industial Direct Company Inc. Class A	Common and preferred stock 15,191 shares	1,228,496
Knight Transportation Inc.	Common and preferred stock 59,746 shares	1,095,742
MWI Veterinary Supply, Inc.	Common and preferred stock 6,184 shares	1,054,929
B/E Aerospace Inc.	Common and preferred stock 11,341 shares	987,007
IPC The Hospitalist Company, Inc.	Common and preferred stock 14,225 shares	844,823
Wesco Aircraft Holdings Inc.	Common and preferred stock 37,297 shares	817,550
Syntel Inc.	Common and preferred stock 8,200 shares	745,790
Dril-Quip Inc.	Common and preferred stock 6,780 shares	745,325
Life Time Fitness Inc.	Common and preferred stock 15,805 shares	742,835
Manhattan Associates, Inc.	Common and preferred stock 6,244 shares	733,545
Power Integrations Inc.	Common and preferred stock 13,081 shares	730,181
Costar Group Inc.	Common and preferred stock 3,889 shares	717,832
HDFC Bank Limited	Common and preferred stock 20,490 shares	705,676
Signature Bank of New York	Common and preferred stock 6,494 shares	697,585

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Affiliated Managers Group Inc.	Common and preferred stock 3,215 shares	697,269
Seattle Genetics Inc.	Common and preferred stock 17,320 shares	690,895
IPG Photonics Corporation	Common and preferred stock 8,888 shares	689,798
HEICO Corporation Class A	Common and preferred stock 15,901 shares	669,750
Polaris Industries Inc.	Common and preferred stock 4,554 shares	663,245
Cooper Companies Inc.	Common and preferred stock 5,108 shares	632,575
Fluidigm Corporation	Common and preferred stock 16,486 shares	631,744
Blue Nile Inc.	Common and preferred stock 12,764 shares	601,057
Waste Connections Inc.	Common and preferred stock 13,688 shares	597,207
Jack Henry & Associates Inc.	Common and preferred stock 10,038 shares	594,350
United Rentals, Inc.	Common and preferred stock 7,623 shares	594,213
West Pharmaceutical Services Inc.	Common and preferred stock 11,496 shares	563,994
Hibbett Sports Inc.	Common and preferred stock 8,381 shares	563,287
Brunswick Corporation	Common and preferred stock 12,123 shares	558,385
Allegiant Travel Company	Common and preferred stock 5,181 shares	546,285
Old Dominion Freight Line, Inc.	Common and preferred stock 10,265 shares	544,250
ICON Public Limited Company	Common and preferred stock 13,366 shares	540,120
Dealertrack Technologies Inc.	Common and preferred stock 11,080 shares	532,726
VistaPrint NV	Common and preferred stock 9,352 shares	531,661
SciQuest Inc.	Common and preferred stock 18,425 shares	524,744
Chico's Fas Inc.	Common and preferred stock 27,159 shares	511,676
Cognizant Technology Solutions Corporation Class A	Common and preferred stock 5,035 shares	508,434
Middleby Corporation	Common and preferred stock 2,113 shares	507,057
RealPage Inc.	Common and preferred stock 21,232 shares	496,404
Graco Inc.	Common and preferred stock 6,227 shares	486,453
Monro Muffler Brake Inc.	Common and preferred stock 8,587 shares	483,963
MEDNAX, Inc.	Common and preferred stock 9,014 shares	481,167
Jarden Corporation	Common and preferred stock 7,835 shares	480,677
Cardtronics Inc.	Common and preferred stock 11,002 shares	478,037
Prestige Brands Holdings Inc.	Common and preferred stock 13,335 shares	477,393
Align Technology Inc.	Common and preferred stock 8,254 shares	471,716
Tetra Tech Inc.	Common and preferred stock 16,393 shares	458,676
LKQ Corporation	Common and preferred stock 13,883 shares	456,751
Hub Group Inc. Class A	Common and preferred stock 11,399 shares	454,592
Geospace Technologies Corporation	Common and preferred stock 4,783 shares	453,572
Stantec Inc.	Common and preferred stock 7,283 shares	451,546
O'Reilly Automotive Inc.	Common and preferred stock 3,485 shares	448,554
Cyberonics Inc.	Common and preferred stock 6,764 shares	443,110
Lincoln Electric Holdings Inc.	Common and preferred stock 6,169 shares	440,096
PrivateBancorp, Inc.	Common and preferred stock 15,131 shares	437,740
WisdomTree Investments Inc.	Common and preferred stock 24,549 shares	434,763
Zumiez Inc.	Common and preferred stock 16,677 shares	433,602
Air Methods Corporation	Common and preferred stock 7,285 shares	424,934
Westlake Chemical Corporation	Common and preferred stock 3,473 shares	423,949
Fortune Brands Home & Securities Inc.	Common and preferred stock 9,209 shares	420,851
Covance Inc.	Common and preferred stock 4,756 shares	418,813
Polypore International Inc.	Common and preferred stock 10,574 shares	411,329
GNC Holdings Inc.	Common and preferred stock 7,016 shares	410,085
Oceaneering International, Inc.	Common and preferred stock 5,138 shares	405,285
Under Armor Inc. Class A	Common and preferred stock 4,626 shares	403,850
Buffalo Wild Wings Inc.	Common and preferred stock 2,731 shares	402,003
Tangoe Inc.	Common and preferred stock 22,271 shares	401,101
Euronet Worldwide Inc.	Common and preferred stock 8,312 shares	397,729
Manpower Inc.	Common and preferred stock 4,617 shares	396,416
Generac Holdings Inc.	Common and preferred stock 6,959 shares	394,158
FEI Company	Common and preferred stock 4,375 shares	390,950
MakeMyTrip Limited	Common and preferred stock 20,291 shares	390,805
Hanesbrands Inc.	Common and preferred stock 5,557 shares	390,490

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Sonic Corporation	Common and preferred stock 19,296 shares	389,586
OpenTable Inc.	Common and preferred stock 4,883 shares	387,564
Cogent Comunications Group Inc.	Common and preferred stock 9,528 shares	385,026
Balchem Corporation	Common and preferred stock 6,477 shares	380,200
Proto Labs Inc.	Common and preferred stock 5,295 shares	376,898
Concur Technologies Inc.	Common and preferred stock 3,605 shares	371,964
FMC Corporation	Common and preferred stock 4,904 shares	370,056
Portfolio Recovery Associates Inc.	Common and preferred stock 6,907 shares	364,966
A. O. Smith Corporation	Common and preferred stock 6,751 shares	364,149
Hexcel Corporation	Common and preferred stock 7,993 shares	357,207
ACI Worldwide Inc.	Common and preferred stock 5,460 shares	354,900
ITT Corporation	Common and preferred stock 8,148 shares	353,786
Interval Leisure Group Inc.	Common and preferred stock 11,304 shares	349,294
Transdigm Group Inc.	Common and preferred stock 2,169 shares	349,252
Gartner Inc.	Common and preferred stock 4,908 shares	348,713
Iconix Brand Group Inc.	Common and preferred stock 8,656 shares	343,643
The Chefs' Warehouse Holdings Inc.	Common and preferred stock 11,774 shares	343,330
Hittite Microwave Corporation	Common and preferred stock 5,388 shares	332,601
TrueBlue Inc.	Common and preferred stock 12,699 shares	327,380
Abaxis Inc.	Common and preferred stock 8,059 shares	322,521
Examworks Group Inc.	Common and preferred stock 10,727 shares	320,415
Core Laboratories N.V.	Common and preferred stock 1,648 shares	314,686
Ulta Salon Cosmetics & Fragrance Inc.	Common and preferred stock 3,244 shares	313,111
Sangamo Biosciences Inc.	Common and preferred stock 22,541 shares	313,094
Steven Madden Limited	Common and preferred stock 8,496 shares	310,869
The WhiteWave Foods Company Class A	Common and preferred stock 13,396 shares	307,304
Team Health Holdings, Inc.	Common and preferred stock 6,742 shares	307,098
On Assignment Inc.	Common and preferred stock 8,744 shares	305,340
Employers Holdings Inc.	Common and preferred stock 9,510 shares	300,992
The Hain Celestial Group Inc.	Common and preferred stock 3,305 shares	300,028
Synchronoss Technologies Inc.	Common and preferred stock 9,344 shares	290,318
Encore Capial Group Inc.	Common and preferred stock 5,734 shares	288,191
NetSuite Inc.	Common and preferred stock 2,790 shares	287,426
Oasis Petroleum Inc.	Common and preferred stock 5,951 shares	279,518
Boulder Brands, Inc.	Common and preferred stock 17,331 shares	274,870
TriMas Corporation	Common and preferred stock 6,870 shares	274,044
ServiceNow Inc.	Common and preferred stock 4,865 shares	272,489
Pros Holdings Inc.	Common and preferred stock 6,829 shares	272,477
IDEX Corporation	Common and preferred stock 3,653 shares	269,774
Exact Sciences Corporation	Common and preferred stock 23,058 shares	269,548
Exlservice Holdings Inc.	Common and preferred stock 9,669 shares	267,058
Marketaxess Holdings, Inc.	Common and preferred stock 3,991 shares	266,878
WebMD Health Corporation	Common and preferred stock 6,751 shares	266,665
VCA Antech Inc.	Common and preferred stock 8,462 shares	265,368
Cempra Inc.	Common and preferred stock 21,317 shares	264,118
Wex Inc.	Common and preferred stock 2,627 shares	260,152
Shutterfly Inc.	Common and preferred stock 4,901 shares	249,608
Angie's List Inc.	Common and preferred stock 16,460 shares	249,369
Gran Tierra Energy Inc.	Common and preferred stock 33,438 shares	244,432
Penske Automotive Group Inc.	Common and preferred stock 5,049 shares	238,111
Red Robin Gourmet Burgers Inc.	Common and preferred stock 3,226 shares	237,240
Tenneco Inc.	Common and preferred stock 4,168 shares	235,784
Silicon Laboratories Inc.	Common and preferred stock 5,403 shares	234,004
HFF Inc.	Common and preferred stock 8,709 shares	233,837
Fleetmatics Group PLC	Common and preferred stock 5,395 shares	233,334
Kate Spade & Company	Common and preferred stock 7,149 shares	229,268
Dexcom Inc.	Common and preferred stock 6,250 shares	221,313
Mattress Firm Holding Corporation	Common and preferred stock 4,989 shares	214,727

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Toro Company	Common and preferred stock 3,358 shares	213,569
ServiceSource International Inc.	Common and preferred stock 23,858 shares	199,930
Petsmart Inc.	Common and preferred stock 2,722 shares	198,026
Gulfport Energy Corporation	Common and preferred stock 3,097 shares	195,576
Trulia Inc.	Common and preferred stock 5,524 shares	194,831
Northern Oil & Gas Inc.	Common and preferred stock 12,559 shares	189,264
Tandem Diabetes Care Inc.	Common and preferred stock 7,224 shares	186,162
The Advisory Board Company	Common and preferred stock 2,922 shares	186,044
Factset Research Systems Inc.	Common and preferred stock 1,638 shares	177,854
Ultra Petroleum Corporation	Common and preferred stock 7,768 shares	168,177
Commvault Systems Inc.	Common and preferred stock 2,225 shares	166,608
Higher One Holdings Inc.	Common and preferred stock 16,922 shares	165,159
Asbury Automotive Group Inc.	Common and preferred stock 2,977 shares	159,984
Cellular Dynamics International Inc.	Common and preferred stock 9,554 shares	157,737
Synaptics Inc.	Common and preferred stock 3,029 shares	156,932
Fusion-io Inc.	Common and preferred stock 17,301 shares	154,152
Salix Pharmaceuticals Limited	Common and preferred stock 1,589 shares	142,915
Medivation Inc.	Common and preferred stock 2,150 shares	137,213
Chemocentryx Inc.	Common and preferred stock 16,704 shares	96,716
Envestnet Inc.	Common and preferred stock 2,305 shares	92,892
Zulily Inc. Class A	Common and preferred stock 1,925 shares	79,753
Esperion Therapeutics Inc.	Common and preferred stock 5,682 shares	78,071
iShares Russell Mid-Cap Growth ETF	Common and preferred stock 838 shares	70,710
Total Small-Mid Cap Growth Asset Class			73,054,600

Small-Mid Cap Index Asset Class:
NT Collective Extended Equity Market Index Fund - Non Lending*	Collective trust fund 1,970,345 units	264,853,839
Total Small-Mid Cap Index Asset Class			264,853,839

Small-Mid Cap Value Asset Class:
NT Collective Russell 2000 Value Index Fund - Non Lending*	Collective trust fund 91,329 units	20,664,470
NT Collective Short Term Investment Fund*	Collective trust fund 13,460,692 units	13,460,692
Willis Group Holdings	Common and preferred stock 140,455 shares	6,293,785
Microsemi Corporation	Common and preferred stock 195,395 shares	4,875,105
Elizabeth Arden Inc.	Common and preferred stock 132,210 shares	4,686,845
Reinsurance Group of America Inc.	Common and preferred stock 58,275 shares	4,511,068
Clearwater Paper Corporation	Common and preferred stock 85,600 shares	4,494,000
Arris Group Inc.	Common and preferred stock 183,200 shares	4,463,668
NRG Energy Inc.	Common and preferred stock 152,000 shares	4,365,440
Coherent Inc.	Common and preferred stock 57,340 shares	4,265,523
Forestar Group Inc.	Common and preferred stock 195,835 shares	4,165,410
Teradyne Inc.	Common and preferred stock 231,500 shares	4,079,030
Sun Trust Banks Inc.	Common and preferred stock 110,300 shares	4,060,143
Great Plains Energy Inc.	Common and preferred stock 167,200 shares	4,052,928
Orkla A/S	Common and preferred stock 503,175 shares	3,970,051
Cobalt International Energy Inc.	Common and preferred stock 236,900 shares	3,897,005
International Rectifier Corporation	Common and preferred stock 146,905 shares	3,829,813
Orbital Sciences Corporation	Common and preferred stock 160,205 shares	3,732,777
Goodyear Tire & Rubber Company	Common and preferred stock 153,600 shares	3,663,360
ON Semiconductor Corporation	Common and preferred stock 422,000 shares	3,477,280
LSI Corporation	Common and preferred stock 314,885 shares	3,470,033
Axis Capital Holdings Limited	Common and preferred stock 70,505 shares	3,353,923
Kosmos Energy Limited	Common and preferred stock 290,000 shares	3,242,200
Texas Capital Bancshares Inc.	Common and preferred stock 52,100 shares	3,240,620
CNO Financial Group Inc.	Common and preferred stock 181,700 shares	3,214,273
White Mountains Insurance Group Limited	Common and preferred stock 5,300 shares	3,196,324
Public Service Enterprise Group Inc.	Common and preferred stock 99,500 shares	3,187,980
Treehouse Foods Inc.	Common and preferred stock 45,950 shares	3,166,874

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Molson Coors Brewing Company Class B	Common and preferred stock 56,100 shares	3,150,015
Valassis Communications Inc.	Common and preferred stock 91,800 shares	3,144,150
Griffon Corporation	Common and preferred stock 235,690 shares	3,113,465
Regions Financial Corporation	Common and preferred stock 308,200 shares	3,048,098
Kohl's Corporation	Common and preferred stock 53,400 shares	3,030,450
Con-Way Inc.	Common and preferred stock 76,100 shares	3,021,931
Bruker Corporation	Common and preferred stock 151,725 shares	2,999,603
Humana Inc.	Common and preferred stock 28,800 shares	2,972,736
PPL Corporation	Common and preferred stock 96,000 shares	2,888,640
Western Alliance Bancorporation	Common and preferred stock 118,020 shares	2,815,957
PHH Corporation	Common and preferred stock 109,500 shares	2,666,325
BancorpSouth Inc.	Common and preferred stock 102,500 shares	2,605,550
Accuray Inc.	Common and preferred stock 287,700 shares	2,505,867
TriMas Corporation	Common and preferred stock 62,275 shares	2,484,150
Unum Group	Common and preferred stock 69,800 shares	2,448,584
Woodward Inc.	Common and preferred stock 53,260 shares	2,429,189
Bio-Rad Laboratories, Inc. Class A	Common and preferred stock 19,300 shares	2,385,673
Harman International Industries, Inc.	Common and preferred stock 29,095 shares	2,381,426
Rent-A-Center Inc.	Common and preferred stock 71,300 shares	2,377,142
Jazz Pharmaceuticals PLC	Common and preferred stock 18,755 shares	2,373,633
Central Pacific Financial Corporation	Common and preferred stock 116,175 shares	2,332,794
Euronet Worldwide Inc.	Common and preferred stock 48,130 shares	2,303,021
JetBlue Airways Corporation	Common and preferred stock 267,700 shares	2,288,835
Approach Resources Inc.	Common and preferred stock 116,600 shares	2,249,214
Carrizo Oil & Gas Inc.	Common and preferred stock 49,525 shares	2,217,234
Inter Parfums Inc.	Common and preferred stock 60,080 shares	2,151,465
Scorpio Tankers Inc.	Common and preferred stock 180,900 shares	2,132,811
PH Glatfelter Company	Common and preferred stock 76,220 shares	2,106,721
McDermott International Inc.	Common and preferred stock 229,125 shares	2,098,785
First Horizon National Corporation	Common and preferred stock 171,701 shares	2,000,317
Kennedy-Wilson Holdings Inc.	Common and preferred stock 89,500 shares	1,991,375
Interpublic Group Companies Inc.	Common and preferred stock 112,400 shares	1,989,480
Libbey Inc.	Common and preferred stock 93,600 shares	1,965,600
Deltic Timber Corporation	Common and preferred stock 28,430 shares	1,931,534
Zions Bancorp	Common and preferred stock 64,400 shares	1,929,424
PartnerRe Limited	Common and preferred stock 17,880 shares	1,885,088
Bob Evans Farms Inc.	Common and preferred stock 37,010 shares	1,872,336
Ingram Micro Inc. Class A	Common and preferred stock 79,400 shares	1,862,724
Geo Group Inc.	Common and preferred stock 57,200 shares	1,842,984
Meadowbrook Insurance Group Inc.	Common and preferred stock 263,300 shares	1,832,568
Wesco International Inc.	Common and preferred stock 19,960 shares	1,817,757
Albany International Corporation Class A	Common and preferred stock 50,515 shares	1,815,004
American Equity Investment Life Holding Company	Common and preferred stock 68,300 shares	1,801,754
Great Lakes Dredge & Dock Corporation	Common and preferred stock 189,000 shares	1,738,800
MDC Partners Inc. Class A	Common and preferred stock 67,800 shares	1,729,578
LSB Industries Inc.	Common and preferred stock 42,000 shares	1,722,840
Avnet Inc.	Common and preferred stock 38,500 shares	1,698,235
MKS Instruments	Common and preferred stock 56,045 shares	1,677,987
Inverness Medical Innovations Inc.	Common and preferred stock 46,300 shares	1,676,060
CDW Corporation	Common and preferred stock 71,400 shares	1,667,904
WSFS Financial Corporation	Common and preferred stock 21,500 shares	1,666,895
Ultratech Inc.	Common and preferred stock 56,700 shares	1,644,300
Stanley Black & Decker Inc.	Common and preferred stock 20,100 shares	1,621,869
Quest Diagnostics Inc.	Common and preferred stock 30,200 shares	1,616,908
Schawk, Inc. Class A	Common and preferred stock 105,748 shares	1,572,473
Titan Machinery Inc.	Common and preferred stock 87,800 shares	1,564,596
Lear Corporation	Common and preferred stock 19,200 shares	1,554,624
Maiden Holdings Limited	Common and preferred stock 138,000 shares	1,508,340

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Nuverra Environmental Solutions Inc.	Common and preferred stock 85,100 shares	1,428,829
FBR & Co. formerly FBR Capital Markets Corporation	Common and preferred stock 53,386 shares	1,408,323
Ocwen Financial Corporation	Common and preferred stock 25,200 shares	1,397,340
Saba Software, Inc.	Common and preferred stock 114,000 shares	1,396,500
Keycorp	Common and preferred stock 103,000 shares	1,382,260
Chiquita Brands International Inc.	Common and preferred stock 115,400 shares	1,350,180
Nelnet Inc. Class A	Common and preferred stock 31,900 shares	1,344,266
Computer Task Group Inc.	Common and preferred stock 69,900 shares	1,321,110
Louisiana-Pacific Corporation	Common and preferred stock 70,775 shares	1,310,045
Astronics Corporation	Common and preferred stock 25,451 shares	1,298,001
Employers Holdings Inc.	Common and preferred stock 40,997 shares	1,297,555
Ciber Inc.	Common and preferred stock 311,700 shares	1,290,438
K12 Inc.	Common and preferred stock 58,900 shares	1,281,075
Exar Corporation	Common and preferred stock 108,200 shares	1,275,678
Northfield Bancorp Inc.	Common and preferred stock 93,817 shares	1,238,384
Walter Investment Managment Corporation	Common and preferred stock 34,900 shares	1,234,064
Felcor Lodging Trust Inc.	Common and preferred stock 149,900 shares	1,223,184
PrivateBancorp, Inc.	Common and preferred stock 42,240 shares	1,222,003
EnerSys Inc	Common and preferred stock 17,175 shares	1,203,796
Viewpoint Financial Group Inc.	Common and preferred stock 43,500 shares	1,194,075
Scorpio Bulkers Inc.	Common and preferred stock 117,700 shares	1,182,885
United Community Bank Blairsville Georgia	Common and preferred stock 66,504 shares	1,180,446
Northern Trust Corporation*	Common and preferred stock 18,900 shares	1,169,721
Avery Dennison Corporation	Common and preferred stock 23,100 shares	1,159,389
Texas Roadhouse Inc.	Common and preferred stock 41,500 shares	1,153,700
Digi International Inc.	Common and preferred stock 93,700 shares	1,135,644
Embraer SA	Common and preferred stock 34,900 shares	1,123,082
Bunge Limited	Common and preferred stock 13,500 shares	1,108,485
Universal Corporation	Common and preferred stock 20,300 shares	1,108,380
Tutor Perini Corporation	Common and preferred stock 42,000 shares	1,104,600
The Western Union Company	Common and preferred stock 63,600 shares	1,097,100
CA Inc.	Common and preferred stock 32,400 shares	1,090,260
Marvell Technology Group Limited	Common and preferred stock 74,000 shares	1,064,120
MYR Group Inc.	Common and preferred stock 42,400 shares	1,063,392
PRGX Global Inc.	Common and preferred stock 156,300 shares	1,050,336
UIL Corporation	Common and preferred stock 27,000 shares	1,046,250
Plantronics Inc.	Common and preferred stock 22,500 shares	1,045,125
PMC-Sierra, Inc.	Common and preferred stock 158,935 shares	1,021,952
Home Loan Servicing Solutions	Common and preferred stock 44,100 shares	1,012,977
Fidelity and Guaranty Life	Common and preferred stock 51,400 shares	973,516
Starwood Property Trust Inc.	Common and preferred stock 35,100 shares	972,270
Navigator Holdings Limited	Common and preferred stock 35,600 shares	959,064
Avis Budget Group Inc.	Common and preferred stock 23,600 shares	953,912
Lexington Realty Trust	Common and preferred stock 93,400 shares	953,614
Mack-Cali Realty Corporation REIT	Common and preferred stock 44,100 shares	947,268
Denbury Resources Inc.	Common and preferred stock 57,430 shares	943,575
Global Power Equipment Group Inc.	Common and preferred stock 47,800 shares	935,446
Piedmont Natural Gas Inc.	Common and preferred stock 27,800 shares	921,848
Stealthgas Inc.	Common and preferred stock 88,400 shares	900,796
Aegion Corporation	Common and preferred stock 41,100 shares	899,679
Air Transport Services Group Inc.	Common and preferred stock 110,500 shares	893,945
Symmetry Medical, Inc.	Common and preferred stock 88,510 shares	892,181
Symantec Corporation	Common and preferred stock 37,800 shares	891,324
First Midwest Bancorp Inc.	Common and preferred stock 50,700 shares	888,771
Fresh Del Monte Produce Inc.	Common and preferred stock 30,400 shares	860,320
Graftech International Limited	Common and preferred stock 75,200 shares	844,496
Winthrop Realty Trust Common Shares of Beneficial Interest	Common and preferred stock 76,100 shares	840,905
Alleghany Corporation	Common and preferred stock 2,100 shares	839,916

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
ACCO Brands Corporation	Common and preferred stock 124,000 shares	833,280
Aegean Marine Petroleum Network Inc.	Common and preferred stock 73,500 shares	824,670
Matthews International Corporation Class A	Common and preferred stock 19,000 shares	809,590
H & R Block Inc.	Common and preferred stock 27,800 shares	807,312
Validus Holding Limited	Common and preferred stock 20,000 shares	805,800
Brinks Company	Common and preferred stock 23,500 shares	802,290
FTI Consulting Inc.	Common and preferred stock 19,500 shares	802,230
JetBlue Airways Corporation	Common and preferred stock 92,500 shares	790,875
WellCare Health Plans Inc.	Common and preferred stock 11,200 shares	788,704
Crocs Inc.	Common and preferred stock 48,500 shares	772,120
Orion Marine Group, Inc.	Common and preferred stock 63,500 shares	763,905
EPL Oil & Gas, Inc.	Common and preferred stock 26,600 shares	758,100
CYS Investments Inc.	Common and preferred stock 97,000 shares	718,770
The Hanover Insurance Group Inc.	Common and preferred stock 12,000 shares	716,520
Cadiz, Inc.	Common and preferred stock 102,600 shares	714,096
Diodes Inc.	Common and preferred stock 29,800 shares	702,088
Big Lots Inc.	Common and preferred stock 21,600 shares	697,464
Great Plains Energy Inc.	Common and preferred stock 28,200 shares	683,568
ICF International, Inc.	Common and preferred stock 19,600 shares	680,316
Hormel Foods Corporation	Common and preferred stock 14,710 shares	664,451
KAR Auction Services Inc.	Common and preferred stock 22,150 shares	654,533
MRC Global Inc.	Common and preferred stock 19,700 shares	635,522
McDermott International Inc.	Common and preferred stock 68,900 shares	631,124
Empire District Electronic Company	Common and preferred stock 27,800 shares	630,782
American Capital Mortgage Investment Corporation	Common and preferred stock 35,800 shares	625,068
Portland General Electric Company	Common and preferred stock 20,300 shares	613,060
Comerica Inc.	Common and preferred stock 12,800 shares	608,512
Precision Drilling Corporation	Common and preferred stock 64,600 shares	605,302
THL Credit Inc.	Common and preferred stock 36,200 shares	596,938
Natus Medical Inc.	Common and preferred stock 26,500 shares	596,250
Western Refining Inc.	Common and preferred stock 14,000 shares	593,740
Reliance Steel & Aluminum Company	Common and preferred stock 7,825 shares	593,448
News Corporation Class A	Common and preferred stock 32,900 shares	592,858
Aspen Insurance Holdings Limited	Common and preferred stock 14,300 shares	590,733
Huntington Ingalls Industries, Inc.	Common and preferred stock 6,400 shares	576,064
Destination XL Group Inc.	Common and preferred stock 87,100 shares	572,247
Cairn Energy PLC	Common and preferred stock 62,100 shares	561,384
Campus Crest Communities Inc.	Common and preferred stock 58,500 shares	550,485
W&T Offshore Inc.	Common and preferred stock 34,400 shares	550,400
Navistar International Corporation	Common and preferred stock 14,300 shares	546,117
Staples Inc.	Common and preferred stock 34,300 shares	545,027
Amdocs Limited	Common and preferred stock 13,200 shares	544,368
Northwestern Corporation	Common and preferred stock 11,800 shares	511,176
Two Harbors Investment Corporation	Common and preferred stock 54,900 shares	509,472
Cloud Peak Energy Inc.	Common and preferred stock 27,400 shares	493,200
Government Properties Income Trust	Common and preferred stock 19,400 shares	482,090
Flow International Corporation	Common and preferred stock 119,100 shares	481,164
Customers Bancorp Inc.	Common and preferred stock 22,200 shares	454,212
Middleby Corporation	Common and preferred stock 1,740 shares	417,548
Medical Action Industries Inc.	Common and preferred stock 47,500 shares	406,600
Omniamerican Bancorp, Inc.	Common and preferred stock 19,000 shares	406,220
Cross Country Healthcare Inc.	Common and preferred stock 39,400 shares	393,212
Bravo Brio Restaurant Group Inc.	Common and preferred stock 22,600 shares	367,702
Highwoods Properties Inc.	Common and preferred stock 10,100 shares	365,317
Wabash National Corporation	Common and preferred stock 28,600 shares	353,210
Ritchie Bros. Auctioneers Inc.	Common and preferred stock 14,700 shares	337,071
CST Brands Inc.	Common and preferred stock 8,775 shares	322,218
LGI Homes Inc.	Common and preferred stock 17,700 shares	314,883

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Landec Corporation	Common and preferred stock 25,500 shares	309,060
NovaGold Resources Inc.	Common and preferred stock 121,400 shares	308,356
Rand Logistics Inc.	Common and preferred stock 53,070 shares	306,214
Aeropostale, Inc.	Common and preferred stock 33,100 shares	300,879
Evolution Petroleum Corporation	Common and preferred stock 24,100 shares	297,394
Kulicke and Soffa Industries Inc.	Common and preferred stock 21,900 shares	291,270
Triangle Petroleum Corporation	Common and preferred stock 34,100 shares	283,712
Comverse Inc.	Common and preferred stock 7,160 shares	277,808
XL Group PLC	Common and preferred stock 8,600 shares	273,824
The Jones Group, Inc.	Common and preferred stock 17,300 shares	258,808
GSE Holding Inc.	Common and preferred stock 118,300 shares	244,881
Ignite Restaurant Group Inc.	Common and preferred stock 14,600 shares	182,500
FreightCar America Inc.	Common and preferred stock 6,500 shares	173,030
Gramercy Property Trust Inc.	Common and preferred stock 14,300 shares	82,225
Total Small-Mid Cap Value Asset Class			365,686,601

Notes Receivable from Participants*	Interest Rate 4.25% - 10.74%		43,082,571

Other:
BIF Money Fund*	Cash and cash equivalent 248,835 units	248,835
NT Collective Short Term Investment Fund*	Collective trust fund 190,897 units	190,897
Total Other			439,732
			$3,927,322,382

* Indicates party-in-interest

Supplemental Schedule
Amgen Retirement and Savings Plan
EIN: 95-3540776 Plan: #001
Year Ended December 31, 2013

Schedule H, line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

Identity of Issue	Description of Investment	Proceeds of Dispositions

Arrow Electronics Inc. 7.5% Due 01/15/2027	Corporate Bond 35,000 units	$127,119
ADT Corporation 4.875% Due 07/15/2043	Corporate Bond 50,000 units	51,463
BioScrip Inc. Loan B Floating Rate Due 06/05/2020	Corporate Bond 15,625 units	50,969
Weatherford International 4.5% Due 04/15/2022	Corporate Bond 70,000 units	50,966
Total Capital Canada Limited 2.75% Due 07/15/2023	Corporate Bond 21,000 units	50,962
Time Warner Cable 4% Due 09/01/2021	Corporate Bond 20,000 units	50,961
Time Warner Cable 4.125% Due 02/15/2021	Corporate Bond 40,000 units	50,960
Thomson Reuters Corporation 3.95% Due 09/30/2021	Corporate Bond 75,000 units	50,959
Talisman Energy Inc. 6.25% Due 02/01/2038	Corporate Bond 30,000 units	50,958
Talisman Energy Inc. 5.85% Due 02/01/2037	Corporate Bond 55,000 units	50,957
Syncreon Global 9.5% Due 05/01/2018	Corporate Bond 45,000 units	50,956
Suntrust Banks Inc. 3.5% Due 01/20/2017	Corporate Bond 25,000 units	50,955
State Street Corporation 3.1% Due 05/15/2023	Corporate Bond 57,000 units	50,954
Standard Pacific 6.25% Due 12/15/2021	Corporate Bond 22,000 units	50,953
Sprint Nextel Corporation 6% Due 11/15/2022	Corporate Bond 35,000 units	50,952
Private Expt Funding Corporation 2.05% Due 11/15/2022	Corporate Bond 47,500 units	50,950
Pfizer Inc. 3% Due 06/15/2023	Corporate Bond 55,000 units	50,949
National Money Mart Company 10.375% Due 12/15/2016	Corporate Bond 80,000 units	50,948
Merck & Co Inc. 2.8% Due 05/18/2023	Corporate Bond 72,000 units	50,947
Lockheed Martin 3.35% Due 09/15/2021	Corporate Bond 65,000 units	50,946
Lantheus Medical Imaging, Inc. 9.75% Due 5/15/2017	Corporate Bond 10,000 units	50,944
Indiana Michigan Power 3.2% Due 03/15/2023	Corporate Bond 65,000 units	50,942
Hess Corporation 8.125% Due 02/15/2019 Reg	Corporate Bond 60,000 units	50,941
HCA Holdings Inc. 7.75% Due 05/15/2021	Corporate Bond 80,000 units	50,940
Entergy Arkansas, Inc. 3.05% Due 06/01/2023	Corporate Bond 45,000 units	50,939
Energy Future Intermediate Holding Company LLC 10% Due 12/01/2020	Corporate Bond 95,000 units	50,938
eBay Inc. 4% Due 07/15/2042	Corporate Bond 95,000 units	50,937
DISH DBS Corporation 4.25% Due 04/01/2018	Corporate Bond 11,000 units	50,936
Directv Holdings LLC 1.75% Due 01/15/2018	Corporate Bond 50,000 units	50,935
Citigroup Inc. 3.375% Due 03/01/2023	Corporate Bond 73,000 units	50,934
Chevron Corporation 2.427% Due 06/24/2020	Corporate Bond 32,000 units	50,933
Celgene Corporation 3.25% Due 08/15/2022	Corporate Bond 60,000 units	50,932
CVS Caremark Corporation 2.75% Due 12/01/2022	Corporate Bond 75,000 units	50,931
CCO Holdings LLC 5.125% Due 02/15/2023	Corporate Bond 80,000 units	50,930
Berkshire Hathaway 4.3% Due 05/15/2043	Corporate Bond 48,000 units	50,929
BP Capital Markets plc 2.75% Due 05/10/2023	Corporate Bond 85,000 units	50,928
ADT Corporation 4.875% Due 07/15/2042	Corporate Bond 50,000 units	49,981
Allstate Corporation 3.15% Due 06/15/2023	Corporate Bond 67,000 units	18,240

Supplemental Schedule
Amgen Retirement and Savings Plan
EIN: 95-3540776 Plan Number: #001
December 31, 2013

Schedule G, Part 1 – Schedule of Loans or Fixed Income Obligations in Default
or Classified as Uncollectible

Identity of obligor	Original amount of loan (cost of security)	Unpaid balance at end of year (fair value of security)
Detailed description of loan including dates of making and maturity, interest rate, the type and value of collateral, any renegotiation of the loan and the terms of the renegotiation and other material items (description of fixed income obligation)
				Amount of principal overdue	Amount of interest overdue
Kaupthing Bank	$259,613	$75,175	Corporate bonds 310,000 units 7.625% due 12/31/2040	$—	$118,188
Glitnir Banki HF	99,776	29,250	Corporate bonds 100,000 units 6.375% due 9/25/2012	100,000	31,875
Exide Technologies	160,650	193,050	Corporate Bonds 270,000 units 8.625% due 2/1/2018	—	11,643

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Amgen Retirement and Savings Plan (Name of Plan)

Date:	June 11, 2014	By:	/s/ MICHAEL A. KELLY
Michael A. Kelly
Acting Chief Financial Officer
Amgen Inc.

AMGEN RETIREMENT AND SAVINGS PLAN
INDEX TO EXHIBIT

Consent of Independent Registered Public Accounting Firm	Exhibit 23.1